UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2024

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

As previously reported in a Current Report on Form 8-K dated October 3, 2024 (the "Closing Form 8-K"), EFR Australia Pty Ltd ("EFR"), a wholly owned subsidiary of Energy Fuels Inc. (the "Company" or "Energy Fuels" or "we" or "us" or "our"), completed the acquisition of all of the fully paid ordinary shares (the "Transaction") of Base Resources Limited ("Base Resources") on October 2, 2024 (the "Implementation Date") pursuant to a Scheme Implementation Deed dated April 21, 2024 by and among the Company, EFR and Base Resources (the "Deed").

In a Form 8-K dated October 3, 2024, the Company provided details of the completion of the acquisition of Base Resources required by Item 2.01 of Form 8-K and filed the financial statements and pro forma financial information required by Regulation S-X. Then, in a Form 8-K dated October 8, 2024, the Company provided additional details of the completion of the acquisition of Base Resources required by Items 3.02 and 5.02 of Form 8-K (together with the October 3, 2024 Form 8-K, the “Closing Forms 8-K”). This Form 8-K should be read in conjunction with the Closing Forms 8-K.

The purpose of this Form 8-K is to supplement the Company's material disclosure for its post-Transaction business operations.

Item 8.01. Other Events.

The disclosure contained in this Item 8.01 has not previously been filed by the Company. This disclosure is intended to supplement rather than replace the Company's previous disclosures, except to the extent explicitly amended by this Form 8-K. Accordingly, the disclosure in this Item 8.01 should be read in conjunction with the Company's previous disclosure, including the disclosure contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as amended (the "FY23 Form 10-K"), and the Company's quarterly reports for the quarters ended March 31, 2024 and June 30, 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K contains "forward-looking statements" and "forward-looking information" within the meaning of applicable United States ("U.S.") and Canadian securities laws (collectively, "forward-looking statements"), which may include, but are not limited to, statements with respect to the Company's: anticipated results and progress of our operations in future periods; planned exploration; development of our properties; plans related to our business, such as the ramp-up of our uranium business in response to improved uranium prices, our rare earth element ("REE") line of business, including work on our Kwale heavy mineral sands ("HMS") project in Kenya (the "Kwale Project"), Toliara HMS and REE project in Madagascar (the "Toliara Project"), Donald HMS and REE joint venture project in Australia (the "Donald Project") and South Bahia HMS and REE project in Brazil (the "Bahia Project") and our planned development of capabilities for the commercial separation of REEs at our White Mesa Mill (the "White Mesa Mill" or the "Mill") in Utah; plans related to our potential recovery of radioisotopes at the Mill for use in the production of targeted alpha therapy ("TAT") medical treatments; any plans related to the acquisition of additional mineral properties; any plans relating to the ramp-up of production or ongoing operations at any of our uranium, uranium/vanadium and/or HMS properties; historic estimates of resources and reserves; production estimates; maintenance and renewal of permits; expectations to enter into binding agreements with the Government of Madagascar as it relates to the Toliara Project; and expectations for the outcome of pending litigation. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, schedules, assumptions, future events, or performance (often, but not always, using words or phrases such as "expects" or "does not expect," "is expected," "is likely," "budgets," "scheduled," "forecasts," "intends," "anticipates" or "does not anticipate," "continues," "plans," "estimates," or "believes," and similar expressions or variations of such words and phrases or statements stating that certain actions, events or results "may," "could," "would," "might," or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. We believe that the expectations reflected in these forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct, and such forward-looking statements included in, or incorporated by reference into, this Annual Report should not be unduly relied upon.

Readers are cautioned that it would be unreasonable to rely on any such forward-looking statements as creating any legal rights, and that the forward-looking statements are not guarantees and may involve known and unknown risks and uncertainties, and that actual results are likely to differ (and may differ materially), and objectives and strategies may differ or change, from those expressed or implied in the forward-looking statements as a result of various factors. Such risks and uncertainties include, but are not limited to: global economic risks, such as the occurrence of a pandemic, political unrest or wars; cybersecurity risks associated with critical and other highly sensitive minerals of international interest, which are key to national security; risks associated with the restart and subsequent operation of any of our uranium, uranium/vanadium and HMS mines; risks associated with our commercial production of an REE carbonate ("RE Carbonate") or separated REE oxides and the planned expansion of such production, and risks associated with the exploration and development of our Bahia Project in Brazil; risks associated with the potential recovery of radioisotopes for use in the Company's TAT initiatives; risks associated with potential mineral acquisitions internationally, including geopolitical considerations; risks associated with increased regulatory requirements applicable to our operations in response to pressure from special interest groups or otherwise; and risks generally encountered in the exploration, development, operation, closure and reclamation of mineral properties and processing and recovery facilities. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation the following risks which are in addition and supplementary to the risk factor disclosed in the Company's FY23 Form 10-K:

• failure to complete and integrate proposed acquisitions, and/or to incorrectly assess the value of or risks associated with completed acquisitions, including our acquisition of mineral concessions at the Bahia Project, the Donald Project and Base Resources (which owns the Toliara Project) and any future acquisitions; and

• risks associated with fluctuations in price levels for HMS concentrate ("HMC") and its components, including the prices for ilmenite, rutile, titanium and zircon, which could impact planned production levels or the feasibility of production of HMC and monazite from our Bahia Project, Toliara Project, the Donald Project and any other HMS project the Company may acquire or participate in, which could impact monazite supply for our RE Carbonate, separated REE oxide and any other REE value-added product production.

The following information pertains to the outlook and conditions currently known to the Company that could have a material impact on its financial condition. Other factors may arise in the future that are currently not foreseen by management of the Company that may present additional risks, including risks that the Company currently believes are immaterial. Current and prospective shareholders of the Company should carefully consider these risk factors in conjunction with the risk factors contained in the FY23 Form 10-K when making investment decisions.

Our failure to successfully address any of the risks and uncertainties described below could have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common shares may fluctuate widely. We cannot assure you that we have or will successfully or fully address these risks or other unknown risks that may affect our business.

Market, Industry and Other Data

This Form 8-K contains estimates, projections and other information concerning our industry, our business and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research, as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources.

RISK FACTORS

Risks Related to our Business

Mining, extraction, recovery, processing, construction, development and exploration activities depend, to a substantial degree, on adequate infrastructure.

Reliable roads, bridges, power sources and water supply are important determinants affecting capital and operating costs for existing and planned operations. For the Toliara Project, the Donald Project and the Bahia Project, new infrastructure will need to be built to support activities. However, unusual or infrequent weather phenomena, including drought, flooding, sabotage, government and/or other interference in the maintenance or provision of such infrastructure could adversely affect our operations and activities, financial condition and results of operations.

Risks associated with our REE business.

There are a number of risks inherent to our REE activities, which include the following revised risk:

The risk of achieving and maintaining an adequate supply of monazite feed for processing at the Mill. Although the Company has acquired the Bahia Project, it is currently at the exploration and permitting stage and is not an operating mine. The same consideration applies to the Toliara Project and the Donald Project, although the Toliara Project is at a more advanced stage. As a result, the Company does not currently own its own operating monazite-bearing mine(s) and is completely dependent on contractual arrangements for its REE feed sources at this time. There can be no guarantee that the Company will be able to secure adequate monazite supply over the long-term at suitable prices or that the Bahia Project, Toliara Project or the Donald Project will be developed into operating monazite-producing mines. In addition, the price the Company may be required to pay for monazite sands is subject not only to commercial factors but also to the risk of influence by foreign policy and/or foreign state-owned enterprises. We will evaluate potential acquisitions of additional mines or resource properties and joint ventures with mine or resource property owners, but there can be no guarantee that any such acquisitions or joint ventures can be realized on acceptable terms. Further, to the extent the Company is required to purchase monazite ore sources and rely on REE separation facilities located outside the U.S., we may be at a transportation cost disadvantage compared to processing facilities in China or elsewhere that may be closer to potential ore sources and/or REE separation facilities.

We may need additional financing in connection with the implementation of our business and strategic plans from time to time.

The exploration, construction, development and acquisition of mineral properties and the ongoing operation of mines and other facilities, including the Toliara Project, the Donald Project and the Bahia Project, requires a substantial amount of capital and may depend on our ability to obtain financing through joint ventures, debt financing, equity financing and/or other means. We may accordingly need further capital in order to take advantage of further opportunities or acquisitions. Our financial condition, general market conditions, volatile REEs, HMC, uranium and vanadium markets, volatile interest rates, legal claims against us, a significant disruption to our business or operations, or other factors may make it difficult to secure financing necessary for the expansion of mining activities or to take advantage of opportunities for acquisitions. Further, volatility in the credit markets may increase costs associated with debt instruments due to increased spreads over relevant interest rate benchmarks, or may affect our ability, or the ability of third parties we seek to do business with, to access those markets. Continued volatility in equity markets, specifically including energy and commodity markets, may increase the costs associated with equity financings due to a low share price and may create the potential need for us to offer higher discounts and other value (e.g., warrants). There is no assurance that we will be successful in obtaining required financing as and when needed on acceptable terms, if at all.

We are subject to costs associated with decommissioning and reclamation of our properties.

For so long as we are and remain the owner and operator of the Mill, Kwale Operations, the Nichols Ranch Project and numerous REEs, HMC, uranium, uranium/vanadium, REE and HMS projects and other facilities located in the U.S., Brazil, Africa and elsewhere, and certain other permitting, construction, development and exploration properties, we are obligated to ultimately reclaim or participate in the reclamation of our properties upon the occurrence of certain predetermined criteria using closely monitored and carefully developed, approved methods. Our reclamation obligations in the U.S. are bonded, and cash and other assets have been reserved to secure a portion, but not all, of the bonded amounts. Although our financial statements will record a liability for the asset retirement obligation, and the bonding requirements are generally periodically reviewed by applicable regulatory authorities, there can be no assurance or guarantee that the ultimate cost of such reclamation obligations will not exceed the estimated liability to be provided on our financial statements. Further, to the extent the bonded amounts are not fully collateralized, we will be required to come up with additional cash to perform our reclamation obligations when they occur.

Decommissioning plans for our properties in the U.S. have been filed with applicable regulatory authorities. These regulatory authorities have accepted the decommissioning plans in concept, not upon a detailed performance forecast, which has yet to be generated. Over time, further regulatory review of the decommissioning plans may result in additional decommissioning requirements, associated costs and the requirement to provide additional financial assurances, including as our properties approach or go into decommissioning. It is not possible to predict what level of decommissioning and reclamation (and financial assurances relating thereto) may be required in the future by regulatory authorities. The decommissioning and rehabilitation plan for Kwale Operations has been filed with the Kenyan National Environment Management Authority with approval to proceed granted on September, 25 2024. While the financial statements of Base Resources provide for the estimated costs of this decommissioning and rehabilitation for Kwale Operations, there can be no assurance or guarantee that the ultimate cost of such decommissioning and rehabilitation will not exceed the estimated liability provided in the financial statements.

We face heightened risks relating to the business we conduct in foreign jurisdictions which could have a material adverse effect on our operations, liquidity and/or financial condition.

The Company faces a number of risks related to conducting business operations in foreign jurisdictions (including Brazil, Australia and Africa), such as heightened risks of political instability, expropriation of assets, business interruption, increased taxation, import/export controls, unilateral modification of concessions and contracts. We also face the typical risks associated with doing business in foreign countries, including: different market and economic forces, resulting from new business environments with new competitors and different consumer preferences; dealing with local suppliers who may have a strong foothold in the area; the need to build up brand awareness and trust in a new market; different customer and supplier demographics; language and cultural barriers; extreme weather events and natural disasters that can present a sustained business risk relating to supply logistics and other factors; the additional requirements of foreign legal systems; the impacts of foreign tax requirements; the need to comply with foreign regulations and operations compliance; the need to comply with foreign legal systems, including as they relate to contract enforceability; the requirement to stay abreast of and remain in compliance with changing laws and regulations; inconsistent application of existing laws; social unrest; and the lack of purchasing power parity compared to domestic competitors. Any number of these risks could have a material adverse effect on our operations, liquidity and/or financial condition.

Our operations outside the United States and Canada require us to comply with a number of United States, Canadian and international regulations, violations of which could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Our operations outside the United States and Canada require us to comply with a number of United States, Canadian, Australian, African and other international regulations. For example, our operations in countries outside the United States and Canada are subject to the United States Foreign Corrupt Practices Act ("FCPA"), which prohibits United States companies and their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity, or obtain any unfair advantage, as well as to the Corruption of Foreign Public Officials Act ("CFPOA"), which is the Canadian equivalent of the FCPA. Our activities create the risk of unauthorized payments or offers of payments by our employees, agents, or joint venture partners that could be in violation of anti-corruption laws, even though some of these parties are not subject to our control. We have internal control policies and procedures and are implementing additional training and compliance programs for our employees and agents with respect to the FCPA and CFPOA. However, we cannot assure that our policies, procedures, and programs will always protect us from reckless or criminal acts committed by our employees or agents. We are also subject to the risks that our employees, joint venture partners, and agents outside of the U.S. may fail to comply with other applicable laws. Allegations of violations of applicable anti-corruption laws may result in internal, independent, or government investigations. Violations of anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, consolidated results of operations and consolidated financial condition.

The Company may face tax risks in certain operating foreign jurisdictions and unexpected taxes could be imposed on us which could have a material and adverse effect on our financial position.

Our operations and business in foreign jurisdictions, including Brazil, Australia and Africa, may increase our susceptibility to sudden tax changes. Taxation laws in these jurisdictions are complex, subject to varying interpretations and applications by the relevant tax authorities and subject to changes and revisions in the ordinary course. Any unexpected taxes imposed on us could have a material and adverse impact on our financial position.

We face risks associated with a Brazilian federal or state government enacting or managing a conservation unit or environmental protection area which could have a material adverse effect on our operations, liquidity and/or financial condition.

In respect of the Company's Bahia Project in Brazil, there is a risk of a Brazilian federal or state government enacting or managing a conservation unit or environmental protection area or implementing a management plan in connection therewith that could impact planned production at or restrict the Company's ability to or prevent the Company from mining the Company's Bahia Project, or portions thereof. Such an action could have a material adverse effect on our operations, liquidity and/or financial condition.

Our operations in Africa expose us to regional-specific social, political, economic and/or other risks.

The Company's operations in Africa may expose us to uncertain social, political or economic conditions and/or other risks. Government agencies or other counterparties could seek to assert rights of expropriation, renegotiation or nullification of existing concessions, contracts and pricing benchmarks, challenges to title to properties or mineral rights or delays renewing licenses and permits. Such government agencies or other counterparties may also seek to impose onerous fiscal policy, onerous regulation, changes in law or policy governing existing operations, financial constraints and unreasonable taxation.

There is also a risk that foreign public officials or government agencies will act unreasonably towards us. There can be no assurance that these foreign public officials or government agencies or other counterparties will not take the steps noted above in respect of the Company's operations and, if any such steps are taken, there can be no assurance that sufficient remedies will be available to recoup the investments that have been made to date in such areas. The occurrence of any such events in respect of the Company's operations in such foreign nations could adversely affect the Company's business and results of operations.

The development of the Toliara Project requires certain actions of the Government of Madagascar and the Company entering into binding agreements, neither of which may occur on a timely basis, at all or on acceptable terms. Further, the development of the Toliara Project is dependent on several factors beyond our control.

Development of the Toliara Project is dependent on lifting the current suspension of on-ground activities imposed by the Government of Madagascar and an agreement on the fiscal terms applicable to the project. There is no certainty that binding fiscal terms for the Toliara Project will be agreed and that the suspension will be lifted or that these milestones will be achieved on a timely basis.

Once the suspension is lifted, development of the Toliara Project will be dependent on several factors including, but not limited to:

  securing requisite fiscal and legal stability (e.g. through eligibility certification under the Law No. 2001-031 on large scale mining investments dated 8 October 2002 as amended by law No. 2005-022 dated 27 July 2005 and put into effect by Decree no 2003-784 dated 8 January 2003);
  entering into an acceptable investment agreement (or similar agreement) addressing fiscal and other key terms governing the Project and also providing necessary legal clarifications in relation to applicable law;
  ratification by the Malagasy Parliament of an acceptable investment agreement (or similar agreement);

  having monazite included as a mineral for exploitation on the Toliara exploitation permit on a timely basis or at all;
  securing requisite land access for the Toliara exploitation permit and the Toliara Project's associated infrastructure;
  access to adequate capital to fund development;
  obtaining regulatory consents and approvals necessary for, or exemptions beneficial to, development and production on a timely basis or at all;
  commodity prices and securing necessary offtakes on reasonable terms;
  geotechnical conditions;
  recruitment and retention of appropriately skilled and experienced employees, contractors and consultants; and
  maintaining positive relations with host communities and regional and national governments/officials.

Risk associated with the closure of Kwale Operations.

The closure of Kwale Operations and conclusion of mining and processing activities is subject to several risks for the Company including, but not limited to:

  adequate financial provisioning for closure and rehabilitation;
  environmental contamination, including soil erosion and water pollution;
  potential harm to personnel on site during closure, including employees and contractors;
  meeting and adherence to evolving regulations and standards, as well as international industry good practice;
  managing community and Government relations and expectations and addressing any concerns;
  technical challenges in implementing effective rehabilitation methods;
  long-term monitoring as part of ensuring rehabilitation effectiveness and management of the tailings storage facility;
  maintaining public trust and social license through communication and engagement; and
  resolving current and potential legal disputes on acceptable terms, including with community, government and government related bodies, third party royalty holders and site employees (for example, over contractual obligations, severance packages, and associated employment termination issues).

Risks associated with the Donald Project Joint Venture.

Our ability to earn our 49% interest in the Donald Project is dependent on completion of the joint venture occurring for the purposes of the joint venture agreement dated June 4, 2024 (the "JVA") by and among the Company, our wholly owned subsidiary EFR Donald Ltd and Astron Corporation Limited ("Astron"), and the final investment decision to proceed with the development of phase 1 of the Donald being unanimously passed by the Company and Astron (the "Donald FID"). The development of the Donald Project and the ability of the parties to approve the Donald FID and to develop and operate the project is dependent on a number of factors including, but not limited to:

  the project being fully permitted, including receiving approval of the work authority for the phase 1 mine plan and additional regulatory approvals required for the mining, transport and export of REE concentrate;
  an evaluation of the economics of phase 1 taking into account: the conclusions and recommendations in the Updated Phase 1 Definitive Feasibility Study; expected REE concentrate and HMC recoveries from the planned facilities; the development plan and budget for phase 1, and cash flow forecasts for both the joint venturers;
  the Company having secured commitments for satisfactory offtake and/or sales agreements for the separated REE products expected to be produced at the Mill from the Donald Project REE concentrate;
  Astron and/or the joint-venture entity, Donald Project Pty Ltd, having secured commitments for satisfactory offtake and/or sales agreements for HMC;
  Donald Project Pty Ltd having secured commitments for non-recourse and/or government-backed debt financing for the project development costs required in addition to the Company's A$183 million earn-in amount;

  Donald Project Pty Ltd having secured certain land rights and/or access agreements for the project including its associated infrastructure;
  Donald Project Pty Ltd maintaining and renewing tenements relating to the Donald Project including MIN5532, the current term of which expires in 2030 (and for phase 2 the conversion of RL2002 into a mining lease);
  counter party risk in relation to Astron's ability to perform its obligations under the JVA and related transaction documents;
  obtaining all required local, state and federal consents and approvals required on a timely basis; and
  securing construction and engineering contracts, as well as equipment and spare parts, on acceptable terms and in accordance with project requirements.

We are subject to foreign currency risks which could have a material impact on our cash flows and profitability.

Our operations are subject to foreign currency fluctuations. Our operating expenses and revenues are primarily incurred in U.S. dollars, while some of our cash balances and expenses are measured in Canadian dollars. The operations of Base Resources are also primarily conducted in U.S dollars, but Base Resources conducts some of its business in currencies other than the U.S dollar (including, Australian dollars, Kenyan Shillings and Malagasy Ariary). The fluctuation of the Canadian dollar, Australian dollar, Kenyan Shilling and/or Malagasy Ariary in relation to the U.S. dollar will consequently have an impact on our profitability and may also affect the value of our assets and shareholders' equity. In addition, any strengthening of the U.S. dollar relative to other currencies makes our mineral extraction and recovery less competitive in relation to similar activities in other countries. Any strengthening of the U.S. dollar in relation to the currencies of other countries makes the Company's mineral impact less competitive in relation to similar activities in other countries and could have a material impact on our cash flows and profitability and affect the value of our assets and shareholders' equity.

We may not realize the anticipated benefits of previous acquisitions which could impair our results of operations, profitability and/or financial results.

We may not realize the anticipated benefits of acquiring: the Sheep Mountain Project in 2012; Denison Mines Corp.'s U.S. Mining Division in 2012, including the Mill, certain of the Arizona Strip Properties, the Bullfrog Project and the La Sal Project; Strathmore in 2013, including the Roca Honda Project; Uranerz in 2015, including the Nichols Ranch Project; the Bahia Project in Brazil in 2023; the Donald Project in Australia in 2024; and Base Resources in 2024, which owned the Toliara Project in Africa, due to integration, operational and uranium, REE, HMC, uranium and/or vanadium market challenges. Decreases in commodity prices have required us to place or maintain a number of acquired properties and facilities on standby and to defer permitting and construction and development activities on certain other acquired assets, until market conditions warrant otherwise, and, in some cases, we have elected to sell or abandon certain of these properties at a loss. Our success following those acquisitions will depend in large part on the success of our management in valuing the acquired assets and integrating the acquired assets into the Company. Our failure to properly value the assets and to achieve such integration and to mine or advance such assets could result in our failure to realize the anticipated benefits of those acquisitions and could impair our results of operations, profitability and/or financial results.

Our relationship with our employees may be impacted by changes in labor relations which could have a material adverse impact on our cash flows, earnings, results of operations and/or financial condition.

One of our new subsidiaries, Base Titanium Limited (“Base Titanium”), is a party to a collective bargaining agreement for a significant portion of its Kwale Operations workforce; however, none of our other operations or activities currently directly employ unionized workers who work under collective agreements. There can be no assurance that our employees or the employees of our contractors will not become unionized in the future or, in relation to Base Resources, that it will not become the subject of industrial action in relation to the portion of its Kwale Operations workforce that work under a collective agreement, which may impact our operations and activities. Any lengthy work stoppages may have a material adverse impact on our future cash flows, earnings, results of operations and/or financial condition.

Investors in jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments under their respective jurisdiction's securities laws against an Ontario corporation.

Although our primary trading market is the NYSE American, a majority of our outstanding voting securities are registered in the names of holders in the U.S. and we are a U.S. domestic issuer for reporting purposes with the United States Securities and Exchange Commission (the "SEC"), and substantially all of our assets, operations and employees are in the U.S., the Company was incorporated in Ontario and, as a result, investors in the U.S. or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against us, our directors, our executive officers and some of the experts named in this Form 8-K and the Company’s other SEC filings, including the FY23 Form 10-K, based on civil liabilities provisions of the federal securities laws or other laws of the U.S. or any state thereof or the equivalent laws of other jurisdictions of residence.

General Risk Factors

Russia's Invasion of Ukraine is severely and unpredictably impacting global energy markets and supply chains, and rising concerns over a second severe nuclear accident in Ukraine could seriously hurt public reception to nuclear energy.

Russia's February 2022 invasion of Ukraine continues to severely impact global energy markets and supply chains by causing economic uncertainty, price volatility, supply shortages and national security concerns to such a degree that the International Energy Agency ("IEA") has called it "the first truly global energy crisis, with impacts that will be felt for years to come." As the Company is engaged in a number of energy sectors, including REEs, HMS, uranium and vanadium, it is expected that such global impacts will necessarily impact the Company, though the full extent of any such impacts are not well understood at this time. While supply and shipping impacts could materially interfere with our ability to conduct business, other global responses - such as the U.S. Inflation Reduction Act's provision of funds for energy and climate programs, including the expansion of tax credits and incentives to promote clean energy technologies, and an apparent shift away from global reliance on Russian exports via government sanctions and other means - could materially benefit our business by creating additional market opportunities with utilities providers attempting to lessen their reliance on Russian markets.

The uranium industry also potentially faces renewed skepticism and distrust as a result of Russia's invasion of Ukraine. According to the World Nuclear Association ("WNA"), "In the early hours of 4 March the Zaporizhzhia plant in southeastern Ukraine became the first operating civil nuclear power plant to come under armed attack. Fighting between forces overnight resulted in a projectile hitting a training building within the site of the six-unit plant. Russian forces then took control of the plant. The six reactors were not affected and there was no release of radioactive material. Since late October 2022, Russia has repeatedly targeted Ukraine's civilian infrastructure, including the country's energy system, with missile strikes. Widespread blackouts have resulted, and external power supply to all four of the country's nuclear plants has been affected." (WNA, "Ukraine: Russia-Ukraine War and Nuclear Energy," Feb. 6, 2023). Russia's interference with Ukrainian nuclear plants in violation of Article 56 of the Additional Protocol of 1979 to the Geneva Conventions, which states that nuclear power plants "shall not be made the object of attack, even where these objects are military objectives, if such an attack may cause the release of dangerous forces and consequent severe losses among the civilian population" (WNA, 2023), may result in increased and serious harm to global reception to nuclear energy due to the current war's proximity to Chernobyl, site of the then-Soviet Union's 1986 nuclear accident.

DESCRIPTION OF BUSINESS

Overview of the Company After Taking into Account the Base Resources Acquisition

Following the acquisition of Base Resources, the Company has the following portfolio of operating and development projects:

Notes:

(1) Non-material mineral properties are not shown; For ease of presentation, U.S. assets have been grouped based on classification, and their location as per the map may not be indicative of their actual location

(2) Energy Fuels has entered a Joint Venture Agreement with Astron Corporation Limited to earn up to a 49% joint venture interest in the Donald Project

(3) The Toliara Exploitation Permit does not presently provide a right to exploit monazite and operations are currently suspended.

The Kwale, Toliara and Donald Project assets are described in more detail in the section entitled "Description of Properties: Additional Material Properties," below.

Expected Synergies Resulting from the Acquisition of Base Resources

Energy Fuels believes the acquisition of Base Resources has the potential to unlock significant value for the Company due to readily identifiable synergies, as outlined below:

  The combination of Base Resources' Toliara Project with Energy Fuels' White Mesa Mill in Utah, the only fully operating, licensed uranium mill in the United States, with existing and planned monazite crack-and-leach processing and rare earth separation capability (combined with Energy Fuels' existing projects), has the potential to position the Company as one of the world's leaders in both REE and HMS production.
  Once the Toliara Project is in production, the project has the potential to be a low-cost and large-scale HMS project. In addition to its ilmenite, rutile (titanium) and zircon (zirconium) production, the Toliara Project also contains large quantities of monazite which is a rich source of the 'magnet' REEs used in electric vehicles and a variety of clean energy and advanced technologies. As this monazite will be a byproduct of the Toliara Project's ilmenite, rutile and zircon production, it is expected to be recovered at a low incremental cost of production and therefore to be globally competitive.
  Once the Toliara Project is in production, the available monazite is expected to provide a large portion of the feed material needed for Energy Fuels' expanding REE production facility at the Mill.
  Processing low-cost Toliara Project monazite at the White Mesa Mill into separated rare earth elements is expected to set a new paradigm for U.S.-REE production and is expected to position the Company as a first-tier REE producer, as well as a first-tier ilmenite, rutile and zircon producer.
  The acquisition of Base Resources is also expected to complement and further strengthen the Company's uranium production capability, as monazite from the Toliara Project would provide sustainable quantities of low-cost uranium production at the Mill, which would supplement the Company's U.S.-sourced uranium production.
  With a strong balance sheet, the Company believes it will be well placed to secure funding for the planned expansion of the Mill, the development of the Company's Toliara, Bahia and Donald projects, as well as take advantage of other integration opportunities in the REE value chain, including potential rare earth metal, metal alloy and magnet making to serve North American and European markets.

  With Energy Fuels currently being the only fully integrated producer of separated REE products from monazite in the U.S. and the Company having the potential to go further downstream, the Company will be positioned to support the U.S. Government's critical minerals and national security objectives.
  Base Resources has a proven mineral sands operations management team with a strong track record of responsible and profitable production at its now winding down Kwale Operations. This team has joined the Company and is expected to continue managing the Toliara Project and enhance the Company's capability to develop its projects in Australia and Brazil.

With the Mill's unique, U.S.-based REE production capability, the Company believes it is well-positioned to unlock significant value from the Toliara Project's potential low-cost monazite production, in a manner that Energy Fuels believes few, if any, other facilities are capable of at this time. This potential addition of a low-cost source of REE raw materials to Energy Fuels' U.S. REE production infrastructure, along with a sustainable low-cost source of uranium production and HMS assets, is expected to deliver significant synergies for the Company.

Energy Fuels' Current Intentions

Corporate Structure

Upon the closing of the Transaction (the "Closing"), Base Resources became a wholly owned indirect subsidiary of Energy Fuels and ceased to be a publicly traded company.

Strategy

Through the combination of Base Resources' proven leadership and mineral sands operations team with Energy Fuels' proven leadership team in uranium and vanadium production, recycling activities and rapidly advancing REE capabilities, the Company believes it is well-positioned to execute its strategy and pursue its initiatives.

Following Closing, the Company's strategy will be to further establish itself as a first tier, globally competitive critical minerals mining company, focused on REE, HMS, uranium, and vanadium production.

To that end, the Company currently intends to pursue the following specific strategic initiatives:

  complete mining and then rehabilitation of Kwale Operations in accordance with all commitments, laws and regulations and in a manner that sets a high standard for rehabilitation of mining projects in Africa and establishes a reputation for excellence in the full life cycle of mining;
  obtain necessary agreements and authorizations to further assess, develop and operate the Toliara Project as one of the world's leaders in HMS and monazite production;
  continue with the exploration, permitting, evaluation and if determined feasible, proceed with development and operation of the Company's Bahia Project;
  complete the activities required to make a phase 1 final investment decision on the Donald Project, and if a positive final investment decision is made, continue with the development of the Donald Project;
  continue with the engineering, design and permitting of the planned phase 2 and phase 3 REE separation circuits at the Mill and development of those facilities;
  continue current uranium production at the Mill, proceed with planned uranium production at the Company's Nichols Ranch ISR Project as market conditions warrant, and continue mining of uranium ore from the Company's Pinyon Plain, La Sal, Pandora and, as market conditions warrant, Whirlwind mines;
  continue with permitting of uranium mining at the Company's Roca Honda, Sheep Mountain and Bullfrog mining projects, as market conditions warrant;continue with current and planned vanadium production at the Mill from ore mined from the Company's La Sal, Pandora and Whirlwind mines, and potentially from the recycling of tailings solutions at the Mill, as market conditions warrant;
  continue to advance the Mill's alternate feed material uranium recycling and abandoned uranium mine clean-up programs, and the evaluation of the recovery of radium at the Mill for use in emerging targeted alpha therapy cancer therapeutics;
  as the only fully integrated producer of separated REE products from monazite in the U.S. (and as a potential producer of critical minerals sourced from Australia), seek available financial and other support from U.S. and Australian government agencies and other stakeholders that provide such support for critical mineral projects;

  evaluate any opportunities for acquisitions of additional HMS, REE, uranium, vanadium or other critical mineral properties that may arise, as well as take advantage of other opportunities in the HMS and rare earth industries as they present, including potential opportunities in rare earth metal-, metal alloy- and magnet-making; and
  perform all activities to leading environmental, social and governance ("ESG") standards and advance the Company's sustainability programs.

Dividend Framework

Energy Fuels has not declared cash dividends on its common shares to date. Energy Fuels anticipates that it will retain any earnings to support operations and to finance the growth of the Company's business (including the pursuit of the strategy outlined above). Therefore, the Company does not expect to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Company's Board and will be dependent on the financial condition, operating results and capital requirements of the Company, and other factors that the Company's Board deems relevant.

Current Base Resources Employees

Base Resources' workforce is expected to continue in their existing roles following the Closing, noting the planned end of production at the Kwale Operations in 2024 as described in the section entitled "Description of Properties: Additional Material Properties," below.

Headquarters

After Closing the Company's head office will continue to be located at its existing corporate offices in Lakewood, Colorado, USA. Base Resources' existing office in West Perth, Australia, will continue to operate and is intended to be the headquarters of the Company's mineral sands and monazite feedstock division.

Board and Management

Board

Each of the existing Energy Fuels directors will continue as directors of the Company following the Closing. Upon Closing, Mr. Michael Stirzaker, the Non-Executive Chair of Base Resources, was appointed to the Energy Fuels Board.

Management

The Company retained its existing members of the Energy Fuels' senior leadership team following Closing, as well as the existing members of Base Resources' senior leadership team, who are expected to continue managing the development and operation of the Toliara Project and the completion of mining and closure of Kwale Operations, and to enhance the Energy Fuels team's ongoing efforts to further its other mineral sands and rare earths interests.

Acquisition of RadTran LLC.

On August 16, 2024, the Company acquired RadTran LLC ("RadTran"), a private company specializing in the separation of critical radioisotopes, to further the Company's plans for development and production of medical isotopes used in cancer treatments. RadTran's expertise includes separation of radium-226 ("Ra-226") and radium-228 ("Ra-228") from uranium and thorium process streams. This strategic acquisition is expected to significantly enhance Energy Fuels' planned capabilities to address the global shortage of these essential isotopes used in emerging targeted alpha therapies ("TAT") for cancer treatment.

Since July 2021, Energy Fuels and RadTran have been working under a Strategic Alliance Agreement to evaluate the feasibility of recovering Ra-226 and Ra-228 from existing uranium process streams at the Mill. Recovered Ra-226 and Ra-228 would be made available to the pharmaceutical industry and others to enable the production of actinium-225 ("Ac-225"), lead-212 ("Pb-212") and potentially other leading medically attractive TAT isotopes. These isotopes are critical components in the development of targeted alpha therapies, which offer promising new treatments for various cancers. The global shortage of Ra-226 and Ra-228 currently presents itself as a significant barrier to the advancement and commercialization of these therapies.

Energy Fuels received regulatory approval and licensing in 2023 for the concentration of research and development ("R&D") quantities of Ra-226 at the Mill and is currently completing engineering on its R&D pilot facility for Ra-226 production. During 2024, Energy Fuels plans to set up the first stages of the pilot facility and expects to produce R&D quantities of Ra-226 for testing by end-users of the product. Upon successful production of R&D quantities of Ra-226, Energy Fuels plans to develop capabilities at the Mill for the commercial-scale production of Ra-226 and potentially Ra-228 in 2027-2028, conditional on completion of engineering design, securing sufficient offtake agreements for final radium production, and receipt of all required regulatory approvals. The Company's current R&D activities are being conducted using existing Mill facilities without the need for capital improvements of any significance. Capital development for future commercial production capabilities, upon successful production at the R&D level, would be expected to be supported by future offtake agreements for radium production.

In addition, as part of the Acquisition, Saleem Drera, PhD, President and CEO of RadTran, has joined Energy Fuels as Vice President of Radioisotopes, Radiological Systems, and Intellectual Property. In this role, Dr. Drera will lead Energy Fuels' efforts to integrate RadTran's proprietary technology, which includes a number of patents, pending patents, trade secrets and know-how relating to efficient separation of Ra-226 and Ra-228 from process streams, and drive innovation in the production of medical radioisotopes.

Under the Acquisition, the purchase price paid by Energy Fuels to the owners of RadTran consisted of (all dollar amounts in US$): (i) on closing, $1.5 million in cash, $1.5 million in Energy Fuels common shares ("Common Shares") and the grant of a 2% royalty on future revenues from the sale of produced radium, as well as certain other contractual commitments; and up to an additional $14 million in cash and Common Shares based on the satisfaction of a number of performance-based milestones, including achieving initial production, securing suitable offtake agreements to justify commercial production and reaching commercial production.

Competition

The HMS market is highly competitive. The industry is primarily concentrated in Australia, though South Africa, India and China are also major producers. Other countries with significant HMS deposits include the U.S., Brazil and Mozambique. The key industry participants include Iluka Resources, Rio Tinto and Tronox, which are among the largest producers of HMS in the world. Other major players include Kenmare Resources and our newly acquired subsidiary, Base Resources. The market for HMS products is driven by a wide range of factors, including global economic growth, industrial demand and technological innovation. In recent years, the market has faced a number of challenges in line with general economic conditions, including declining demand for certain products, increased competition from alternative materials and the general environmental concerns related to all mining and processing.

Despite these challenges, the HMS market is expected to continue to grow in coming years on the back of forecasted economic growth fueling demand in pigments, ceramics and other mature end-use applications. With this growth, the industry will also need to ensure that its sustainability objectives keep pace, including the need to continue to reduce environmental impacts and improve social and economic outcomes for local communities.

The availability of funds for the acquisition, exploration, evaluation, permitting and construction of HMS and monazite projects and the development of REE separation, metal and metal alloy making and magnet making is limited, and the Company may find it difficult to compete on an international scale with larger and more established and/or subsidized companies for capital. The Company's inability to continue exploration, advancement, the acquisition of new properties and the development of REE separation, metal and metal alloy making and magnet making, due to lack of funding, could have a material adverse effect on the Company's future operations and/or financial position.

However, the Company believes it has a competitive advantage over many of its peers in the U.S. domestic uranium space and in the world REE space, outside of China, to the extent it has diversified business opportunities, including its ability to produce uranium, its ability to recover REE Carbonate, along with uranium, from monazite sand ores and its ability to produce separated REEs oxides at the Mill, its ability to recover vanadium as market conditions may warrant, its existing HMS business, and its potential ability to recover certain radioisotopes for use in TAT medical treatments.

Government Regulation

The Company is subject to extensive laws and regulations which are overseen and enforced by multiple federal, state, regional and local authorities in the jurisdictions where it operates. These laws govern exploration, construction, extraction, recovery, processing, exports, various taxes, labor standards, occupational health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species, toxic and hazardous substances and other matters. Uranium minerals and monazite exploration, extraction, recovery and processing are also subject to unique risks and liabilities associated with public perception, potential for impacts to the environment and disposal of waste products occurring as a result of such activities.

Compliance with these laws and regulations may impose substantial costs on the Company and may subject the Company to significant potential liabilities. Changes in these regulations or changes in regulatory attitudes or interpretations could require the Company to expend significant resources to comply with new laws or regulations, attitudes or interpretations relating thereto, or changes to current requirements and could have a material adverse effect on the Company's business operations. However, compliance with government regulations generally, including but not limited to environmental regulations, is an integral part of the Company's day-to-day business and impacts virtually all the Company's capital expenditure and operating decisions at its facilities, as the Company's facilities and operations must comply with this extensive array of environmental, health and safety laws and regulations. The expected costs of compliance with current laws and regulations are assumed by the Company in all its capital budgeting decisions, project analyses and cost and earnings projections.

As monazite is a uranium-bearing ore and is processed through the Mill for the recovery of uranium and REEs, all the regulations applicable to uranium recovery and processing at the Mill apply to the processing of monazite at the Mill, the production of RE Carbonate and the separation of REEs at the Mill.

Environmental Regulations

The Company's projects, exploration, activities, mining and processing operations are subject to the federal, state, regional and local environmental laws and regulations of the jurisdictions in which the Company's activities and facilities are located. For example, in the U.S., the Company is subject to a number of such laws and regulations including, without limitation: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Atomic Energy Act; the Uranium Mill Tailings Radiation Control Act; the Emergency Planning and Community Right to Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. The Company is subject to similar laws in other jurisdictions in which it operates. In all jurisdictions in which the Company operates, environmental licenses, permits and other regulatory approvals are required to engage in projects, exploration, mining and processing, and mine closure and reclamation activities. Regulatory approval of a detailed plan of operations and an environmental impact assessment (or equivalent) is required prior to initiating mining or processing activities or for any substantive change to previously approved plans. In all jurisdictions in which the Company operates, specific statutory and regulatory requirements must be met throughout the life of the mining or processing operations regarding air quality, water quality, fisheries, wildlife and biodiversity protection, archaeological and cultural resources, solid and hazardous waste management and disposal, the management and transportation of hazardous chemicals, toxic substances, noise, community right-to-know, land use and reclamation. Such laws and regulations, which may change over time, increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date, compared to industry norms.

Environmental and Social Efforts and Impacts

Both the newly acquired Kwale Project in Kenya and Toliara Project in Madagascar are located in regions of high conservation value and recognised for their biodiversity richness. They are also areas facing significant anthropogenic pressures, such as deforestation and wide scale land clearing. To support conservation and biodiversity efforts in these areas, a range of programs have been established, including a propagation research program to grow endemic plants, including rare and endangered species.

The Kwale Project's indigenous tree and plant nursery has achieved success since being established in 2012 and is now one of the largest of its kind in Africa, having propagated over 400,000 indigenous plants to date across 307 species. As Kwale approaches the end of its mine life, the use of indigenous grass seed and endemic trees from the nursery has provided the opportunity to restore mined out and disturbed areas to ecologically functioning habitats, which if linked to established forest patches, are expected to result in functioning ecosystems that can support Kenya's broader conservation and biodiversity efforts.

In Madagascar, an endemic indigenous tree and plant nursery has also been established and is in readiness for development of the Toliara Project. Despite limited opportunities to extend our seed collection efforts and collaborate with conservation organizations because of Toliara's suspension of activities, Base Resources has managed to propagate over 75,000 trees and plants from an estimated 206 species, including three of Madagascar's iconic baobab species endemic to the project region.

Employees

The Company and its subsidiaries currently have approximately 1,445 full-time employees. Our operations in the U.S. are in established mining areas where we have found sufficient available personnel for our business plans. While our operations in Kenya and Madagascar are in less developed mining jurisdictions, Base Resources has recruited or trained sufficient personnel to execute on its business plans.

Cybersecurity

The Company maintains a cyber risk management program designed to identify, assess, manage, mitigate and respond to cybersecurity threats. This program is integrated within the Company's enterprise risk management program. The Company regularly assesses the threat landscape and takes a holistic view of cybersecurity risks, with a layered cybersecurity strategy based on prevention, detection and mitigation. The Company has appointed an interdisciplinary team to oversee cybersecurity at the management level, as a part of which it reviews all enterprise-level cybersecurity risks at least annually, or more frequently as needed. Key cybersecurity risks, including cybersecurity threats associated with the use of third-party service providers, are incorporated into the Company's enterprise risk management process as needed. Additionally, the Company has implemented numerous information technology ("IT") policies and procedures concerning cybersecurity matters, which include policies that directly or indirectly relate to encryption standards, antivirus protection, remote access, multi-factor authentication, confidential information and the use of the internet, social media, email and wireless and personal devices for both Company business and personal matters while utilizing Company resources, among other relevant topics. These policies go through an internal review process on a periodic basis and are, if needed, updated and re-approved by the appropriate members of management. In addition, the Company's Cybersecurity Policy, which is maintained on a confidential basis to protect some of the more sensitive aspects of the Company's cybersecurity protections in place, is reviewed and approved annually by both the Audit Committee and the full Board of Directors. Employees receive training, as appropriate, on these policies.

The underlying controls of the cyber risk management program are based on recognized best practices and standards for cybersecurity and information technology, including the National Institute of Standards and Technology ("NIST"), the Center for Internet Security Benchmark ("CIS") and Service Organization Controls Types 1 and 2 of the American Institute of Certified Public Accountants ("SOC") in the Americas, and the International Organization for Standardization ("ISO")/International Electrotechnical Commission ("IEC") 27001 suite of guiding security and process principles in Australia, Kenya and Madagascar. The Company's evaluation and integration efforts across these two existing frameworks have demonstrated very similar information security and risk management elements and a strong alignment of current methods and technologies. The Company is continuing to integrate the two programs to ensure that its company-wide cybersecurity and risk management processes continue to adapt to the ever-changing cybersecurity landscape and to respond to emerging threats in a timely and effective manner in all aspects of the post-Base Resources acquisition business.

Land and Mineral Tenure

Kenya Land Tenure

In Kenya, mining rights are separate from ownership of land surface rights. Under the Kenyan Constitution, all minerals vest in and are held by the national government in trust for the people of Kenya. The Constitutional provisions relating to mineral resources are implemented by the Mining Act No. 12 of 2016 ("Mining Act").

A person shall not search for, prospect or mine any mineral, mineral deposit or tailings in Kenya unless that person has been granted a permit or license under the Mining Act. A mineral right may be granted to, among others, individuals or companies which are registered and established in Kenya that demonstrate the required technical capacity, expertise, experience and financial capacity.

A mineral right means a prospecting license, retention license, mining license, prospecting permit, mining permit or artisanal permit. Practically, of most relevance for large scale operations are the following:

1. Prospecting license: a license relating to large scale operations that authorizes the holder to exclusively carry out prospecting operations pursuant to an approved program for those prospecting operations, the procurement of local goods and services, a plan to employ and train Kenyan citizens and an approved environmental impact assessment report, social heritage impact assessment and environmental management plan. A prospecting license is granted for a maximum term of three years and the area must not exceed 1,500 contiguous blocks. It may be renewed twice for three years each, subject to the area of the license being reduced by not less than one-half each renewal.

2. Mining license: a license relating to large-scale operations that authorizes the holder to exclusively carry out mining operations pursuant to an approved program and a feasibility study demonstrating the feasibility of the project (including evidence of the financial and technical resources available to the applicant), a plan with respect to the employment and training of Kenyan citizens, a plan for the procurement of local goods and services, an applicable environmental impact assessment license, a social heritage impact assessment and environmental management plan, and a plan with respect to socially responsible investments for the local community. A mining license must not exceed 300 contiguous blocks and has a maximum term of 25 years, with a renewal period of 15 years.

Applications for a mineral right are to be considered, processed and determined on a first-come first-served basis. The holder of a mineral right must pay royalties to the State at the prescribed rate. Where a mineral right is granted for a large-scale mining operation, the State must acquire a 10% free carried interest. A holder of a mining license whose planned capital expenditure exceeds the prescribed limit must list at least 20% of its equity on a local stock exchange within three years of commencing production (subject to market conditions).

The Cabinet Secretary, on the recommendation of the Mineral Rights Board, may grant, deny or revoke a mineral right. Mineral rights applications are made to the Cabinet Secretary. Upon receipt, the Cabinet Secretary is required to give notice to the landowner or lawful occupier of the land where the mineral is located, the community and the relevant county Government and to publish notice of the pending application in a newspaper of wide circulation. A person or community may object to the grant of the license within 21 days (in the case of an application for a prospecting license) and within 42 days (in the case of a mining license). The Cabinet Secretary hears and determines any objection to an application through the Mineral Rights Board.

Prospecting and other mining rights may not be granted with respect to private land without the express consent of the registered owner, and such consent shall not be unreasonably withheld. Consent is deemed to be given where the owner of the private land has entered into a legally binding arrangement with the applicant or with the Government which allows for the conduct of prospecting or mining operations, or an agreement with the applicant providing for payment of adequate compensation.

Prospecting and other mining rights may not be granted with respect to community land without the consent of the authority obligated by the law relating to administration and management of community land, or the National Land Commission in relation to land that is unregistered. Consent is deemed to be given where the registered owners of community land have entered into a legally binding arrangement with the applicant or with the Government which allows for the conduct of prospecting or mining operations, or an agreement with the applicant providing for payment of adequate compensation.

The Cabinet Secretary may take steps under the law relating to compulsory acquisition to vest the land or area in the Government or on behalf of Government, where consent is unreasonably withheld or where the Cabinet Secretary considers that withholding of consent is contrary to the national interest.

A mineral right may not be assigned, transferred, mortgaged or traded without the consent of the Cabinet Secretary (not to be unreasonably withheld) on recommendation of the Mineral Rights Board.

The Kwale Project operates pursuant to the terms of Special Mining Lease 23 ("SML 23"), issued by the Mines and Geological Department on July 6, 2004 under the former Mining Act CAP 306 (now repealed). SML 23 provides Base Titanium with the full and exclusive right, liberty and license to carry out mining operations for ilmenite, rutile and zircon within the defined area of SML 23. Base Titanium's rights under SML 23 were preserved under the transitional provisions of the Mining Act. SML 23 expires on June 30, 2025 and is not renewable. As Base Titanium (a wholly owned subsidiary of Base Resources) will require continued access to the SML 23 area following its expiry to complete its decommissioning and rehabilitation plan, Base Titanium is currently discussing with the Government of Kenya the most appropriate tenure instrument to be granted upon SML 23's expiration. With Kenya's National Environment Management Authority ("NEMA") recently approving Base Titanium's decommissioning and rehabilitation plan, Base Titanium does not anticipate any issues or delays obtaining appropriate replacement tenure from the Government of Kenya that will allow Base Titanium to complete the plan that has been endorsed by NEMA.

Australian Land Tenure

The Company has an indirect interest in mineral tenements in Australia through its ownership interest in Donald Project Pty Ltd and the Donald (Heavy Minerals Sands and Rare Earths) Project based in Victoria, Australia.

In Australia, mining rights are separated from the ownership of the land surface rights and are held by the state. Rights to access the land surface area are regulated both by legislation and by private access and compensation contracts with landholders. Mining rights are obtained by applying to the relevant state or territory government on a first-come, first-served basis, or in some instances, by a tender-based process. Mining rights may also be acquired by entering into a contractual arrangement with the existing holder of the mining right (by way of purchase or farm-in).

Each tenement delineates its area and duration. A holder must comply with the various terms and conditions of the permit, which include: the payment of annual rents, the payment of royalties once the mineral is extracted, meeting minimum annual expenditure obligations, agreeing to future mine rehabilitation plans and annual reporting requirements, as well as the provision of any environmental bond requirements.

Each state's mining legislation governs the grant of exploration licenses and mining leases, with some states also issuing a retention lease which allows an entity to maintain possession of a right to a mineral rich area pending improvement in economic conditions.

Once granted, tenements may be transferred or used as security. Tenements may be cancelled if the holder fails to meet the terms of their issue.

In the State of Victoria, Australia, the types of mineral license for heavy mineral sands and rare earths include exploration licenses, retention licenses and mining leases.

1. Exploration licenses: gives the license holder exclusive rights to explore for specific minerals within the specified license area. However, an exploration license is not an exclusive right to occupy the surface area. It is a right of access only for approved exploration activities, and subject to negotiated land compensation and access arrangements. Holders of an exploration license have a priority right to apply for a mining lease. Exploration licenses may be renewed for new terms, depending on the state legislation.

2. Retention license: is suitable where a mineral resource is identified but the resource is not yet commercially viable to mine but may become so in the future or the resource is required to support an existing mining operation in the future. It is a license between the exploration and mining stages, providing the license holder with tenure over the land as they transition toward obtaining a mining lease.

3. Mining lease: gives the holder the sole right to mine and explore for specific minerals and construct mining facilities related to the mining operation in the land covered by the lease. Mining leases may be subject to existing competing rights such as coal seam gas rights or infrastructure rights.

The Donald project holds retention license RL2002, which progresses to a mining lease. In order to advance this retention license to mining lease, the applicant must satisfy the relevant minister that the applicant is a fit and proper person to hold a license, intends to comply with relevant legislation, genuinely intends to do work, has an appropriate program of work (with a defined mineral resource), and is likely to be able to finance the proposed work and any rehabilitation.

Madagascar Land Tenure

Tenure for mining in Madagascar is governed by Law 2023-007 of July 27, 2023 relating to the New Mining Code (the "New Mining Code"), which has been in force since October 2, 2023 and replaced the former Mining Code, the Law 2005-021 of October 17, 2005 amending Law No. 99-022 of August 19, 1999 (the "Former Mining Code"). Like the Former Mining Code, the New Mining Code provides that all mineralization on the surface and in the subsoil, waters and seabed of the territory of Madagascar, are the property of the Malagasy State.

The New Mining Code covers all aspects of mining, including tenure. Under the New Mining Code, Madagascar is divided into squares of 625 meters a side. Grant of mining permits occurs on the basis of these squares and only one mining permit can exist per square.

Mining permits are administered by the Bureau de Cadastre Minier de Madagascar ("BCMM"), the Madagascar Mining Registry. The BCMM is in charge of the management of mining permits from the filing of the permit application to the expiration of the mining permits. It is a public entity under the supervision of the Ministry in charge of mines. The BCMM processes every mining permit application; however, grant of a mining permit requires issuance of an order duly signed by the Minister in charge of mines.

Like the Former Mining Code, there remain two key mining permits available under the New Mining Code:

1. Permis De Recherche (or Research Permit), which confers on its holder the exclusive right to carry out prospecting and research within the permit area. A Research Permit is valid for an initial period of five years, renewable twice for a further three years (a total of eleven years).

2. Permis D'Exploitation (or Exploitation Permit), which confers on its holder the exclusive right to undertake mining as well as prospecting and research within the permit area. An Exploitation Permit granted under the New Mining Code is valid for twenty-five (25) years and is renewable once for a period of fifteen (15) years. Further renewals (of fifteen (15) years) are possible provided certain conditions are met.

Both Research and Exploitation Permits are real property rights that can be bought, sold, pledged and mortgaged. An environmental authorization is required before exploration activities may be carried out on an area the subject of a Research Permit. This is issued by the Ministry in charge of Mines after completion of an Environmental Commitment Program. Research Permit holders are required to undertake an Environmental Impact Assessment and be issued an environmental permit before their Research Permit is able to be transformed into an Exploitation Permit. The environmental permit is issued by the National Office for Environment (Office National pour l'Environnement or "ONE").

A mining permit holder is granted certain rights to occupy the relevant land under the New Mining Code and must inform the rightful claimants of such rights of occupation. However, the exercise of occupation rights is subject to the conclusion of a written agreement with the rightful claimants. In the case of an Exploitation Permit, the agreement must take the form of a lease agreement, specifying the parties' respective rights and obligations. In addition to registered legal title, Madagascar has a system of customary title, giving land rights to traditional occupiers of land even though they do not have a registered title. The holder of a mining permit must also reach a written agreement with (as applicable) any traditional occupiers or usufructaries (beneficial occupants) of the land within the permit area.

Base Toliara SARL's Exploitation Permit, Permis D'Exploitation 37242 ("PE 37242"), was granted under the Former Mining Code. The validity and continuation of Exploration and Exploitation Permits issued under the Former Mining Code, like PE 37242, is presently not affected by the New Mining Code, subject payment of prescribed administrative fees and compliance with provisions relating to the transition of the Former Mining Code to the New Mining Code. The initial term of PE 37242 remains forty (40) years, notwithstanding that the New Mining Code provides that Exploitation Permits have a term of twenty-five (25) years. However, with the introduction of the New Mining Code, the term of any renewal of PE 37242 has been reduced to fifteen (15) years (from twenty (20) years).

Heavy Mineral Sands Market

General

HMS are typically categorized into titanium dioxide-bearing minerals such as ilmenite and rutile (but also leucoxene and upgraded products such as slag and synthetic rutile), zircon and monazite.

HMS are mined, processed and, in some cases, upgraded by many producers at numerous locations around the world. HMS deposits typically contain a mix of titanium dioxide minerals and zircon. China, with 53% of global production, dominates global titanium dioxide feedstock supply. South Africa (9%), Australia (8%) and Canada (6%) are other major suppliers of titanium dioxide feedstock. China (30%), South Africa (22%) and Australia (21%) are the world's biggest producers of zircon. While the assemblage of the range of heavy minerals will differ from one mineral sand deposit to another, in most cases, they are dominated by ilmenite. It is common for HMS deposits to contain monazite, a rare earth-bearing mineral, but this content is typically very small.

Total supply of titanium dioxide feedstock in 2024 is estimated at 9 million tonnes of TiO2 units (with ilmenite making up approximately 50% of this total). Total supply of zircon in 2024 is estimated at 1.2 million tonnes. At its peak, Base Resources' Kwale operation produced approximately 15% of the world's natural rutile, 6% of the world's sulphate ilmenite and 3% of the world's zircon. The Toliara Project, upon becoming operational, is expected to produce up to approximately 10% of global sulphate ilmenite, 20% of global chloride ilmenite and 5% of global zircon. Toliara is also expected to become a globally significant source of monazite supply.

HMS products are sold under a mix of spot, quarterly, half yearly and long-term (multi-year) offtake contracts - depending on the customer and market segment. Terms and prices for offtake contracts are privately negotiated with each individual customer based on market conditions and long-term strategic considerations. Products may be shipped as dry bulk cargoes (for large consumers) or in shipping containers (either packed loose in the container or in bulk bags).

Titanium Dioxide Minerals

Ilmenite and rutile are primarily used as feedstock for the production of titanium dioxide ("TiO2") pigment, with a small percentage also used in the production of titanium metal and fluxes for welding rods and wire. TiO2 is the most widely used white pigment because of its nontoxicity, brightness and very high refractive index. It is an essential component of consumer products such as paint, plastics and paper. Pigment demand is therefore the major driver of ilmenite and rutile pricing.

China is the world's biggest consumer of TiO2 feedstock, accounting for nearly 60% of global consumption. Sulphate ilmenite, a low grade TiO2 feedstock (containing approximately 48-54% TiO2), is the main feedstock mineral consumed by the Chinese pigment sector. North America (17%) and Europe (12%) are the other two major consuming regions. Pigment producers in these regions typically consume high grade TiO2 feedstock such as natural rutile (a mineral containing approximately 95% TiO2).

The global pigment market was subdued throughout the second half of 2023 due to uncertain global economic conditions and sluggish housing sectors in major markets. Poor pigment demand through the seasonally strong June quarter of 2023 led to pessimism across the pigment industry through the back end of 2023. Western pigment producers continued to operate their plants well below capacity levels and some plants were closed. The low production rates, combined with working capital management, resulted in diminished demand for high grade TiO2 feedstocks (including rutile) throughout the period. As a result, rutile inventories grew, and pricing came under pressure.

The first half of 2024 saw an improvement in the global pigment market. Pigment consumers began re-building inventories and underlying consumption improved. Western pigment producers have been increasing their production rates to meet the improved demand which, in turn, has led to increased demand for high grade TiO2 feedstocks. At the same time, a major rutile producer in Sierra Leone suspended its production for approximately three months during the first half of 2024. Despite the increased demand and diminished supply, the large overhang of rutile from the second half of 2023 has not yet been fully absorbed and some downward pressure has remained on prices into the second half of 2024.

The improved sentiment among major western pigment producers through the first half of 2024 turned more cautious by the middle of the year on the back of renewed concerns over global economic conditions and the impact on underlying pigment demand. However, the introduction of new import tariffs on Chinese pigment in the European Union from July 2024 may present upside to demand for western pigment at some point during late 2024 and early 2025. The actual pace of recovery of the western pigment market will determine the extent to which the remaining overhang of rutile inventory is absorbed into the market and when prices begin to turn upward.

Despite subdued conditions since early to mid-2023, most Chinese pigment producers continue to operate at high rates. Major Chinese producers have counteracted a weak domestic pigment market by focusing on increased export sales. Chinese pigment exports to the European Union were strong through the first few months of 2024 as producers and consumers built stocks in Europe ahead of the introduction of the new tariffs in July 2024. Since mid-2024 Chinese pigment exporters have had some success in redirecting export sales from Europe to other key markets and have focused on increasing sales to other regions that are considering tariffs on Chinese pigment - including Brazil and India. Ongoing high pigment production rates in China have supported continued strong demand for ilmenite. This is particularly the case for growing chloride pigment production in China which is heavily dependent on the quality of certain sources of imported ilmenite - including Kwale ilmenite.

Ilmenite prices declined through the second half of 2023 on the back of the weakening pigment market conditions but picked up slightly through the first half of 2024 as high Chinese pigment production rates, relating to the strong export opportunities, out-stripped ilmenite supply. Chinese pigment producers may become more cautious through late 2024 and 2025 as their ability to compete in Europe becomes significantly hampered by the new tariffs. Demand and pricing for ilmenite may depend on whether the success of Chinese pigment producers in re-directing export sales from Europe to other key markets is sustained.

Demand for rutile into the welding and titanium metal sectors has remained firm through 2024. The main drivers of demand have been booming shipbuilding and aerospace industries combined with sanctions on Russian-supply of raw materials. These sectors continue to attract a premium price and present good opportunities for Base Resources' rutile but they are relatively small sectors and the broader market will continue to be driven by the pigment sector.

While prices for ilmenite and rutile have decreased in 2024 compared with 2023, they remain at historically high levels.

The Company believes that longer term fundamentals for rutile and ilmenite are positive. Pigment demand, driving consumption of rutile and ilmenite, is expected to continue growing at the rate of GDP to recover from current levels with growth in housing and building sectors across major markets. Supply of TiO2 feedstock to meet future demand is dependent on a significant amount of new supply entering the market from new projects.

Zircon

Zircon has a range of end-uses, the predominant of which is in the production of ceramic tiles, accounting for more than 50% of global zircon consumption. Milled zircon enables ceramic tile manufacturers to achieve brilliant opacity, whiteness and brightness in their products. Zircon's unique properties include heat and wear resistance, stability, opacity, hardness and strength, making it sought after for other applications such as refractories, foundries and specialty chemicals.

Demand growth for zircon is closely linked to growth in global construction and increasing urbanization in the developing world.

China dominates the zircon market, accounting for over 45% of global consumption. Europe (mostly Italy and Spain) is the second biggest consumer with close to 20% of consumption. North America, India and other Asia (excluding China and India) are the next three biggest consumers - each accounting for approximately 9% of global consumption.

After peaking at historical highs in 2022, zircon prices have gradually trended downwards as conditions in major markets have become more challenging. The optimism in the Chinese market following the lifting of government imposed COVID restrictions in China in early 2023 turned negative as the broader Chinese economic recovery did not materialize as anticipated. The negative sentiment was sustained throughout the second half of 2023 and many consumers reduced their inventory levels to minimize working capital in the run up to the end of the year. Conditions stabilized through the first half of 2024 as consumers began re-building inventories and a major producer announced a reduction in zircon supply. Zircon demand through 2023 and 2024 has generally been sluggish and prices gradually trended downward before stabilizing through the middle of 2024.

Zircon prices remained stable early in the second half of 2024 but may come under some pressure towards the end of 2024 if cautious buying sentiment of major consumers persists. Despite recent sluggish conditions zircon prices also remain at historically high levels. A disciplined approach from major zircon suppliers in recent years to match production and supply levels to demand conditions has provided support to the zircon industry and reduced the amount of volatility historically experienced by the zircon market.

The Company believes that the longer term fundamentals for zircon are positive. Zircon demand growth is expected to closely follow GDP and to be driven by recoveries in demand for ceramics in housing and building, as well as growth in industrial manufacturing including foundries for steel products and refractories for glass production (including solar panels). Supply of zircon to meet future demand is also highly dependent on a significant amount of new supply entering the market from new projects.

Monazite

The end use of monazite is the extraction of rare earth elements, uranium and thorium. Rare earth elements are used in a wide variety of applications including, but not limited to, clean energy applications, permanent magnets, electric vehicles, electronics, glass polishing, catalysts, and defense applications. Recently, rare earth elements, specifically the magnetic rare earths neodymium, praseodymium, terbium, and dysprosium have received significant attention for their applications in permanent magnets for electric vehicles and other green technologies. Monazite is particularly rich in magnetic rare earth elements when compared to other rare earth bearing minerals. The uranium in monazite can be used for nuclear power and thorium can be used for thorium salt reactors and medical isotope production.

Most monazite produced from mineral sands is in the form of either as a monazite concentrate or as monazite contained in a HMC. Currently, most monazite produced globally is shipped to China.

The monazite market almost completely disappeared between the late 1990s and about 2020. During this time most monazite was either stockpiled at HMS operations or buried with the tailings. This was due to monazite containing radioactive materials. Since approximately 2020, HMS producers have started to understand the contained rare earth value of monazite and have been looking to monetize this opportunity. Outside of China, there are a few groups processing monazite for rare earths. These include Energy Fuels, Lynas (who has a primary monazite deposit at Mt. Weld in Western Australia) and the Saskatchewan Research Council. Other miners, such as Iluka, are engineering or constructing monazite production plants.

Current demand growth for monazite is closely linked to the growing push for clean energy technologies such as electric vehicles and wind turbines.

Monazite prices reached a historical peak in 2022 when rare earth prices reached their highest levels since the last rare earth price spike in 2011. Monazite prices typically trend along with the greater rare earth oxide market and are closely tied to the prices of neodymium, praseodymium, terbium, and dysprosium. After peaking in 2022, monazite prices trended downward matching declining rare earth prices in the rest of the market. Monazite prices have begun to recover in line with the rare earth oxide market and have been trending upwards since June of 2024.

Average monazite prices to date in 2024 are 20.8% lower than the average monazite price in 2023.

DESCRIPTION OF PROPERTIES

Additional Material Properties

Energy Fuels is a leading U.S.-based critical minerals company. The number of properties the Company deems material increased following the acquisition of Base Resources on October 2, 2024 (U.S./Canada)/October 3, 2024 (Australia) and the JVA with Astron Corporation Limited on the Donald Project. In addition to the material properties disclosed in the Company's Form 10-K for the year ending December 31, 2023, the Company considers the following additional properties as material: the Kwale Project in Kenya, the Toliara Project in Madagascar and the Donald Project in Australia.

Location of Additional Material Properties

As of October 2, 2024, the Company has earned a 3.21% interest in the Donald Project (of a potential total earn-in of 49%). While the current earn-in is small, the Company has determined that the JVA itself is material and therefore the Donald Project is material in terms of the Company's overall portfolio.

Mineral Extraction

One of the three new material projects is an existing HMS mine. The Kwale Project located in southern Kenya has been in operation since 2013. Production from the Kwale Project over the last 5 years is given in the table below.

Mineral Extraction from the Kwale Project - July 1, 2019 to June 30, 2024

Year	Ore Mined (tonnes)	Heavy Minerals ("HM") (%)	Valuable HM (%)	Production (tonnes)
				Ilmenite ("ILM")	Rutile ("RUT")	Zircon ("ZIR")	Zircon Low Grade	Rutile Low Grade
2024	15,230,828	2.40	1.82	159,395	41,317	17,354	1,120	8,914
2023	16,264,017	3.68	2.83	297,861	68,814	25,954	2,156	16,174
2022	16,485,132	3.73	2.86	325,148	74,349	25,569	2,555	10,725
2021	17,982,578	3.46	2.65	317,276	73,248	27,123	1,878	-
2020	18,056,841	3.63	2.77	355,093	78,920	31,657	2,370	-

The Kwale Project

The following technical and scientific description of the Kwale Project is based in part on a number of publicly available documents released by Base Resources including mineral resource and ore reserve reports prepared in accordance with Australasian Joint Ore Reserves Committee ("JORC") standards, and annual reports. These reports along with their stated mineral resources and ore reserves do not comply with Subpart 1300 or Item 601 of Regulation S-K ("S-K 1300") adopted by the SEC or Canada's National Instrument 43-101 ("NI 43-101") and the Company is not treating them as current or historical Mineral Resources and Mineral Reserves under either S-K 1300 or NI-43-101. The Kwale Project will continue to generate revenue from the sale of mineral products into 2025 and has outstanding reclamation liabilities, so the Company is still treating the Kwale Project as a material property. Ian Reudavey, employed as the Company's Group Exploration and Resource Manager and a registered member of the Australian Institute of Geoscientists ("AIG"), is the Qualified Person (as defined in S-K 1300) responsible for the disclosure of all scientific or technical information herein regarding with the Kwale Project. Currently, the Kwale Project, although having been in production for several years, has no S-K 1300 of NI 43-101 Mineral Resources or Mineral Reserves and is therefore considered to be an exploration stage property despite ongoing extraction.

Project Description

The Kwale Project ("Kwale") is an existing open pit HMS project that has been in production since 2013. Kwale is expected to be mined out at the end of 2024 and will go into final reclamation. Kwale is located in Southern Kenya at approximately 04°23'02" South latitude and 39°26'47" East longitude.

Ownership

Kwale was initially owned by Tiomin Resources Inc. ("Tiomin") which conducted drilling in 1997 and then by Base Titanium (a wholly owned subsidiary of Base Resources), which purchased the project in July 2010.

Kwale is located on SML 23, which has an area of 25.95 km2 and is located approximately 50 kilometers south of Mombasa and approximately 10 kilometers inland from the Kenyan coast. SML 23 was granted on July 6, 2004 for a term of 21 years, effective July 1, 2004, and therefore will expire on June 30, 2025.

Kwale initially comprised three areas that contained concentrations of heavy minerals. They were the South Dune, Central Dune (now both totally depleted by mining) and the North Dune deposits, with the Bumamani deposit being discovered subsequently. The Mafisini deposit, located proximate to the South Dune deposit, was also discovered subsequently, but is now also totally depleted.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The environment and land use in Kwale County is predominantly semi-arid with a tropical climate influenced by bimodal rainfall which varies between 500 and 1,700 mm annually, with a mean annual average of 977 mm. The primary land use in Kwale County is subsistence agriculture with moderate potential and marginal land constituting 33% of the total land area and the remaining 67% range, arid and semi-arid land suitable only for livestock and limited cultivation of drought resistant crops. The 2019 population census for Kwale County was 866,820 with a projected 2024 population in excess of 960,000.

As Kwale is already an operating mine, all major infrastructure already exists: a 132 kV power line and transformer yard, 8Gl water dam, water bores, processing plants, tailings storage facility, offices, maintenance workshops, laboratory and camp.

Additional infrastructure in the region includes a port owned by Base Titanium in the town of Likoni, approximately 50 km by paved road from Kwale. Airports in Diani Beach and Mombasa provide commercial air service to the region.

History

In 1996, Tiomin carried out reconnaissance surface and hand-auger sampling. Following the encouraging results obtained, mud-rotary drilling was undertaken in 1997 on the South Dune, Central Dune and the North Dune deposits. This included 37 holes for a total of 1,824 m achieved for the North dune, at 3 m sampling intervals. Prior to the 2010 acquisition of Kwale by Base Resources, Tiomin prepared and published a North Dune mineral resource estimate. The resource model later adopted by Base Resources omitted the Tiomin data. This followed a twin drilling analysis of the Tiomin Mud Rotary holes with Base Resources' reverse circulation air core ("RCAC") to determine relevance of historical data to the Kwale South Dune Mineral Resources estimate in 2016. A total of 18 twin-hole pairs from a geographically dispersed area within the South Dune were included for analysis. A very poor correlation in HM values between the two methods (R2 = 0.1522) resulted from the study. It was assumed that the poor correlation would extend to the North Dune. This was expected, given the open-hole method of drilling employed by Tiomin and supported the decision to exclude Tiomin data from the current interpolation.

Subsequent resource drilling by Base Titanium was completed using the RCAC method. Aircore drilling has been conducted in four campaigns: November 2010, December 2012 to April 2013, June 2018 to May 2019, and August 2023 to September 2023. Drilling within SML 23 comprises generally, 100 x 100 meter spacing, with some 50-meter E-W spacing completed for grade control purposes in 2023.

Permitting and Licensing

The right to mine the Kwale South Dune deposit was granted to the previous owner of Kwale Operations by the Government of Kenya under SML 23 on July 6, 2004. SML 23 was assigned to Base Titanium in July 2010 with consent from the Commissioner of Mines and Geology of the Government of Kenya. SML 23 has a term of 21 years from July 1, 2004 and provides the right to carry out mining operations for the production of ilmenite, rutile and zircon. Prior to the expiry of SML 23 on June 30, 2025, Base Titanium may apply for a new mining license on a priority basis pursuant to the Mining Act 2016.

The regulatory approval of the Environmental and Social Impact Assessment ("ESIA") for the area under SML 23 was given on June 9, 2006 with the issuance of the Environment Impact Assessment License by NEMA. The license was transferred to Base Titanium with effect from July 2, 2010. The Environment Impact Assessment Licenses for the South Dune Extension and the North Dune Extension (including Bumamani) were issued on August 23, 2021. The licenses were issued on review of the environmental and social assessments which included public consultation.

Geological Setting, Mineralization and Deposit

The rocks of the area are of sedimentary origin and range in age from Upper Carboniferous to Recent. Three divisions are recognized: the Cainozoic rocks, the Upper Mesozoic rocks (not exposed on the area) and the Duruma Sandstone Series giving rise to the dominant topographical feature of the area: the Shimba Hills. The Shimba grits and Mazeras sandstone are of Upper Triassic age and form the Upper Duruma Sandstone. The Margarini sands form a belt of low hills running parallel to the coast. They rest with slight unconformity on the Shimba grits and Mazeras sandstone. This formation was deposited during Pliocene times and consists of unconsolidated fluviatile sediments derived from the Duruma Sandstone Series. The Kwale deposits are an aeolian subset of the Margarini sands and are generally poorly stratified and contain a fraction of silt/clay of around 25 percent. Heavy minerals, mainly ilmenite, rutile and zircon, are locally concentrated and are abundant in some places, giving rise to deposits such as the Central, South and North Dunes.

The North Dune is part of the extensive Kwale Dune systems comprising of reddish, windblown Magarini sand formations that overlie a sequence of mineralized clay-rich fluviatile units, which in turn overlie a Mesozoic sandstone Base, known as the Mazeras formation. These three units are separated by lateritic paleo-surfaces which signify a time-gap between the geological formations. The Mazeras Sandstone, derived from the disintegration of the Mozambique Belt metamorphic rocks, has likely provided the supply of heavy minerals to the Magarini sand dunes and the fluviatile formations.

The Bumamani deposit is part of the extensive coastal Plio-Pleistocene Magarini Formation, which comprises aeolian dunal sands and clay-rich fluviatile units that overlie down-faulted Jurassic and Tertiary formations. The presence of a thin, discontinuous laterite layer seen at the base of the dune sands is considered to indicate a change of climate in contradistinction to the underlying fluviatile sediments. These units are locally enriched with heavy minerals, primarily ilmenite, rutile and zircon as well as significant silicate gangue in the lower fluviatile units. The hinterland 'Mozambique Belt' metamorphic formations are considered the likely HM feed source for the Kwale deposits.

Exploration of the Kenyan coastline is yet to be successful in terms of mineralized paleo-strandlines related to fossil marine terraces, as these are likely buried beneath recent barren fluvial overburden or were just not developed owing to reduced energy levels from a fringing coral reef that has acted as a barrier to effective winnowing and reworking of HM deposits.

Data Verification

The assay process employed included a Sample Preparation stage, completed by Base Titanium staff, followed by a heavy liquid separation (using lithium polytungstate: SG = 2.85g/cm3), completed at Kwale Operations' site laboratory. Improvements to the sample preparation stage were made to ensure industry best practice and to deliver a high degree of confidence in the results. These included the following:

• A formalized process flow was generated, posted in all sample preparation areas and used to train and monitor sample preparation staff.

• Regular monitoring was completed by Base Titanium senior staff.

• Field samples were left in their bags for initial air-drying to avoid sample loss.

• TSPP was introduced to decrease attrition time and improve slimes recovery. A range of attrition times (with 5% TSPP) were trialed and plotted against slimes recovery figures to determine optimum attrition time (15 minutes).

• Staff were trained to use paint brushes and water spray rather than manipulate sample through slimes screen by hand to remove the potential for screen damage.

• A calibration schedule was introduced for scales used in the sample preparation stage.

• The introduction of ruggedized computers allowed the capture of sample preparation data digitally at inception. This greatly reduced the instance of scribe and data entry errors.

• Slimes screen number recorded to isolate batches should re-assay be required due to poor adherence to procedure or to identify screen damage.

• For the Kwale deposits, Quality control protocols include two duplicate assaying procedures. A duplicate sample was generated at the drill rig and another at the sample preparation stage. Both duplicates were included at a 1:20 ratio and were subjected to the remainder of the sample preparation and assay process. Field duplicates, sample preparation duplicates and laboratory replicates were submitted for precision and bias analysis. Excepting significant sample size bias as a result of poor splitter gate construction on the RCAC drill rig observed in 2018 drilling, assay results show acceptable correlation and no bias. Audit samples were sent to alternative laboratories (Diamantina and Independent Diamond Laboratories) to verify results from Western Geolabs for previous resource drill samples. Results were within acceptable limits. No blanks or standards were submitted by Base Resources during this period. Standard samples were introduced from the 2016 Kwale drill program. Standards were monitored by control charts and re-assay completed when results fell outside control chart limits (mean + 3SD). Re-assay was completed for standards failures and all data are now corrected.

• For the North Dune, various quality control samples were submitted routinely to assure assay quality. A total of 835 duplicate field samples, 835 lab duplicate sample preparation samples, 294 field-certified standard samples, and an unspecified number of internal laboratory standards, repeats and blanks have been assayed at Kwale Operations' site laboratory.

• For Bumamani, various quality control samples were submitted routinely to assure assay quality. A total of 112 duplicate field samples, 108 lab duplicate sample preparation samples, 68 field standard samples, 84 lab standard samples and 71 instrument stability standards have been assayed at Kwale Operations' site laboratory.

North Dune

The Kwale North Dune deposit is a moderate to low HM grade, dunal-style accumulation that does not carry excessive mineralization or suffer from 'nugget' effects, typical of other commodities. No external audit validation was completed for the HM analyses included in the Kwale North Dune Mineral Resources estimate. This is not considered material given the adequate performance of results from extensive QA/QC verification and on account of low HM grade variance and deposit homogeneity. A twin drill hole procedure was introduced for the 2018/19 program at a recommended rate of 5% of the total number of holes. These twins were used to quantify short-range variability in geological character and grade intersections and were placed throughout the deposit. A total of 41 twin drill holes were completed during the 2018/19 Kwale North Dune drilling program, which represents about 5.7% of the total program. The spatially well-represented twin hole paired data shows very good correlation considered material to the integrity/quality of the resource data.

Bumamani

The Bumamani deposit is a moderate to low HM grade, dunal-style accumulation that does not carry excessive mineralization or suffer from 'nugget' effects, typical of other commodities. An external audit validation was completed for the HM analyses included in the Bumamani Mineral Resources estimate by IHC Robbins in 2020. A total of ten twin drill holes were completed between the 2017 and 2018 drilling program, representing about 5.5% of the total drillholes. These twins were used to quantify short-range variability in geological character and grade intersections and were placed throughout the deposit. The spatially well-represented twin hole paired data shows very good correlation considered material to the integrity/quality of the resource data.

Mineral Resource and Mineral Reserve Estimates

The remaining mineralized material at the Kwale Project is expected to be extracted by the end of December 2024; therefore, the Company is not treating the remaining JORC compliant mineral resources and ore reserves as material. The Kwale Project does not have any S-K 1300 or NI 43-101 compliant Mineral Resources or Mineral Reserves.

Present Condition of the Property and Work Completed to Date

Kwale has been operating since 2013 and processes ore to recover three main products: rutile, ilmenite and zircon. Kwale Operations employs a hydraulic mining method which has proven cost effective and well suited to the Kwale deposit and involves blasting the mining face directly with high pressure jets of water to create an ore slurry. The ore slurry is then pumped to the wet concentrator plant where slimes are removed before a number of gravity separation steps reject most of the non-valuable, lighter gangue minerals to produce a heavy mineral concentrate. The heavy mineral concentrate is then processed in the mineral separation plant which cleans and separates the rutile, ilmenite and zircon minerals into finished products for sale.

Mining at Kwale Operations is expected to conclude in December 2024, with processing activities to conclude shortly thereafter. Shown in the table below is Base Resources' production guidance from Kwale for FY25 (July 1, 2024 through June 30, 2025) to the end of mine life, together with Base Resources production guidance and actual production for FY24 (July 1, 2023 through June 30, 2024) for comparison purposes.

Production Guidance (tonnes)	FY2024 Actual Production (tonnes)	FY2024 Guidance (tonnes)	FY25 - end of mine life (tonnes)
Rutile	41,317	38,000 - 42,000	17,000 - 19,000
Ilmenite	159,395	145,000 - 160,000	55,000 - 63,000
Zircon	17,354	15,000 - 17,000	5,500 - 7,000

Notes:

1. Mining of 6.3 Mt at an average HM grade of 1.9%, with the volume coming predominantly from the remaining mineral reserves.

2. HMC produced by the wet concentrator plant of 118 kt.

3. HMC fed into the MSP feed of 123 kt.

4. MSP product recoveries of 101% for rutile, 101.5% for ilmenite and 84.5% for zircon (Note that with some altered ilmenite species that are not defined as "ilmenite" or "rutile" in the Kwale Mineral Resource estimate being recovered to either ilmenite or rutile final products, recoveries (or yields) of over 100% are achieved).

As of October 2, 2024, the Company does not anticipate allocating any portion of the purchase price for the Base Resources transaction to the Kwale Project and its associated equipment on the financial statements of the Company, based on the Company’s preliminary purchase price allocation. The preliminary purchase price allocation will be subject to further refinement as the Company continues to refine its estimates and assumptions based on information available as of the acquisition date.

The Company's Planned Work

The Company plans to mine Kwale until the mineral reserves are fully depleted and finalize processing and sale of stockpiles on site. Reclamation has been ongoing throughout the life of Kwale and will continue until all the mining areas are fully reclaimed. Reclamation of the South Dune will be completed in 2024, with the reclamation of the Central Dune, North Dune and Bumamani scheduled for completion in 2025. Reclamation of the tailings storage facility on site has commenced with planting of vegetation planned to be completed by 2027. Ongoing growth management and monitoring will be maintained until attainment of a moisture content <15% on average in the basin of the tailings storage facility which is currently expected to be achieved by 2037.

The Toliara Project

The following technical and scientific description of the Toliara Project is based in part on a number of publicly available documents released by Base Resources including mineral resource and ore reserve reports prepared in accordance with JORC standards, and annual reports. These JORC reports along with their stated mineral resources and ore reserves do not comply with S-K 1300 or NI 43-101 and the Company is not treating them as current Mineral Resources and Mineral Reserves under either S-K 1300 or NI-43-101. Scott Carruthers, employed as Base Titanium’s Resource and Tailings Storage Manager and a registered member of the Australasian Institute of Mining and Metallurgy ("AusIMM"), is the Qualified Person responsible for the disclosure of all scientific or technical information herein regarding the Toliara Project, except that Ian Reudavey, employed as Base Resources’ Group Exploration and Resource Manager and a registered member of the AIG, is the Qualified Person responsible for the disclosure herein of the Toliara Project historic mineral resources. Currently, the Toliara Project, has no S-K 1300 or NI 43-101 Mineral Resources or Mineral Reserves and is therefore considered to be an exploration stage property.

Project Description

The Toliara Project ("Toliara Project") is an exploration stage HMS project located in Southwestern Madagascar. Toliara is located at approximately 3°00'42" south latitude and 43°39'17" east longitude.

The Ranobe deposit, which forms the basis of the Toliara Project, is located in southwest Madagascar, some 18 km inland and 45 km north of the regional port town of Toliara, approximately 640 km southwest of Antananarivo, the capital of Madagascar.

Ownership

The tenure instrument securing the Toliara Project resource is Permis D'Exploitation 37242, a 125 km2 mining lease under Malagasy law. Permis D'Exploitation 37242 is held by Base Resources' wholly owned subsidiary, Base Toliara SARL. For more information, see "Permitting and Licensing" below.

On-ground activities at the Toliara Project have been suspended since the Government of Madagascar-imposed suspension, which was put in place in November 2019, pending agreement on the fiscal terms applying to the Toliara Project.

Base Resources has been engaged in productive discussions with the Government with respect to key fiscal terms to be applied to the whole Toliara Project (i.e., both HMS and monazite). The key terms under discussion address, among other things, applicable royalties and Base Resources' required contributions to national and regional development projects, on achieving set milestones (such as achieving the requisite legal and fiscal stability for the project) pre- and post-final investment decision. These terms remain subject to entry of binding documentation and the timing regarding any definitive agreements is uncertain.

In January 2018, Base Resources completed the acquisition of the Toliara Project, with payment of $75.0 million in up-front consideration for an initial 85% interest. In January 2020, Base Resources acquired the remaining minority interest in the Toliara Project. A further $16.8 million (deferred consideration) was payable by Base Resources upon achievement of key milestones. Upon the Company's acquisition of Base Resources, however, a change of control of Base Resources occurred, which triggered payment by Base Resources of the $16.8 million in deferred consideration within 14 days after the change of control. Payment was made on October 16, 2024.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The deposit is situated immediately west of a prominent north-south trending escarpment with tertiary limestone to the east and unconsolidated sand sediments to the west. The mineralized dune is approximately 20 km long, 1.5 to 4.5 km wide and averages 20 to 30m in thickness. The heavy mineral mineralization (including ilmenite, rutile, zircon and monazite) extends from the surface, with higher grades found within the first 500 m west of the escarpment.

The region is sub-arid, with an average of 600 mm of rain falling annually. The native vegetation has adapted to this and is generally described as dry forest of varying levels of degradation.

The 16 km long Ranobe deposit lies west of the north-south escarpment running parallel with the coast at an elevation of between 80 and 160 m above current sea level. Existing transport links are via the bituminized RN9 road to within 15 km of the proposed Toliara Project mine site with only minor dirt tracks leading from the RN9 to the mine site. Currently no infrastructure at the mine site exists with no power or water distributed anywhere in the vicinity of the mine site.

The RN9 passes through several settlements between the Toliara port and the Toliara Project mine site turnoff with buildings and stalls only meters from the edge of the road. The close proximity of these buildings requires careful risk analysis and planning for transport, particularly for the larger or abnormal loads required during the construction phase.

The development of the Toliara Project is expected to incorporate all the infrastructure required to support the mining, concentration, separation, haulage, and shipment of a peak of 1,303 kt of ilmenite, zircon and rutile products annually. Additionally, temporary infrastructure will be required to support the early construction activities.

While road access to site exists via the RN9, the existing bridge crossing the Fiherenana River, 6 km north of the Toliara Project, narrows to a single lane and is in fairly poor condition and is not suitable to support operational activity.

There is a general lack of construction skill within the population in the vicinity of the Toliara Project. Therefore, to support construction activities, the Company expects that a significant number of expatriates and personnel from other areas of Madagascar will need to be brought in. From organizational design, community and accommodation availability perspectives it is anticipated that construction employees from outside of the Toliara region will be housed on the mine site on a fly-in fly-out ("FIFO") basis. This will require a camp to meet construction accommodation requirements that will later be converted to use as an employee village during the mine's operational phase.

Provision of services and utilities including bulk water supply, storage, treatment and distribution, sewage treatment, power generation and distribution, communications and security, fuel supply and storage and solid waste disposal all form part of the Toliara Project’s infrastructure requirements.

Extensive infrastructure will be required to support mining and processing activities ranging from earthworks and drainage to plant roads, offices, workshops, equipment stores, product stores, laboratories and messing facilities.

As all products are expected to be exported, secure and safe transport from the Ranobe mine site to the point of loading on ocean going vessels ("OGV") will be required.

The existing port at Toliara is unsuitable for the Toliara Project's anticipated export requirements as it can only service coastal vessels due to the shallow draft (7 m) and not the large OGV's required to economically transport bulk minerals. Furthermore, the available hinterland space is inadequate for the Toliara Project's expected storage requirements and it would not be possible for product haulage road trains to navigate Toliara's crowded and narrow roads. A new export facility on the northern edge of Toliara, at Batterie Beach, forms part of the Toliara Project’s infrastructure requirements. The export facility is 45 km from the MSP and will be connected by a new haul road and bridge across the Fiherenana River.

There is an existing airport at Toliara with regular scheduled flights to Antananarivo and Mauritius via Saint Denis, Reunion. The airport has a sealed runway of adequate length to accept Boeing 737 aircraft and equivalents. As road transport between Toliara and Antananarivo is not advised, FIFO personnel movements will be by air.

History

The Toliara Project has a long history of exploration. Madagascar Resources NL ("MRNL") started exploring for minerals in Madagascar in 1995 and discovered several zones of HMS mineralization between the towns of Toliara and Morombe in southwest Madagascar. In 2003, Ticor Ltd (later Kumba Resources and subsequently Exxaro Resources) negotiated an option over the Toliara Project, which included all areas drilled to that date. Drilling was carried out at Ranobe and Basibasy and a Pre-Feasibility Study ("PFS") commenced on the Ranobe deposit. Between 2005 and July 2009, Exxaro commenced with a bankable feasibility study on the Ranobe deposit. The study was not completed. In July 2009 Exxaro finally concluded that the Toliara Project was no longer aligned with the new business focus of the company and terminated its rights to the Toliara Project. MRNL, which became World Titanium Resources Limited ("WTR") in 2011, then engaged mineral sand consultants TZMI to undertake a comprehensive review of the Toliara Project, which resulted in a Definitive Engineering Study ("DES") being completed in September 2012.

Further work was undertaken by WTR since the DES and included an alternative concept to produce only an ilmenite and non-magnetic concentrate as the saleable product due to weak overall market conditions. In early 2016, African Minerals and Exploration Development Fund II purchased a majority stake in WTR and changed the Toliara Project concept back to the basic plan as presented in the 2012 DES study. Recognizing the need to increase the Toliara Project scale from a mining rate of 8 Mtpa to 12 Mtpa to produce saleable ilmenite products, with a contribution from by-product rutile and zircon in the form of a non-magnetic concentrate, a definitive study was completed by Hatch in 2017.

Drilling programs were conducted on the Ranobe deposit in 2001, 2003, 2005 and 2012 by the previous owners and in 2018 and 2019 by Base Resources. Mineral Resources estimation work previously carried out on the Ranobe deposit is as follows:

• 2004 by Ticor Pty Ltd;

• 2006 by Exxaro Resources Ltd;

• 2010 by Geocraft Consulting for Madagascar Resources NL;

• 2012 by McDonald Speijers and Associates for World Titanium Resources Limited;

• 2016 by World Titanium Resources Limited (WTR) Competent Person, Ian Ransome;

• 2017 by Base Resources Competent Person, Scott Carruthers; and

• 2019 by IHC Robbins for Base Resources.

Permitting and Licensing

Permis D'Exploitation 37242 was created by the "transformation" and "merger" of three pre-existing tenure instruments (mining leases 37242 and 39130 and exploration lease 3315) on October 23, 2017. The lease is valid for 40 years from March 21, 2012 (the date of grant of the original pre-merger mining lease 37242), meaning it will expire on March 20, 2052. It may be renewed for periods of 20 years thereafter. The grant of the permit was made in respect of ilmenite, zircon, leucoxene, rutile, guano, basalt, and limestone.

Permis D'Exploitation 37242 gives the Toliara Project the right to mine and process ore, subject to obtaining "surface rights" and the terms of the Madagascar Mining Code. The Toliara Project is in the process of securing surface rights through private treaty with landowners or expropriation through the declaration of public utility ("DUP") process. For the mining area, all surface rights will be acquired on behalf of the Government, following which the Company intends that the Toliara Project will enter into a long-term (99-year) lease over that land granting it access to the surface.

The Toliara Project has the necessary environmental permitting to allow construction and mining operations (ilmenite, rutile and zircon) to commence following submission of environmental management plans for the construction and operation specified in the of the Toliara Project's environment permit conditions. The Toliara Project has a valid Permis Environnementale (Environment Permit No 55-15/MEEMF/ONE/DG/PE) and an approved Plan de Gestion Environnementale ("PGE"). The PGE (or Environmental Management Plan) was approved by the Government of Madagascar in June 2015 and sets the environment permit conditions.

On-ground activities at The Toliara Project have been suspended since the Government of Madagascar-imposed suspension, which was put in place in November 2019, pending agreement on the fiscal terms applying to the Toliara Project.

Pre-construction baseline data collection and monitoring will commence following resumption of on-ground activities to establish a current baseline against which change in environment and social conditions can be measured.

In 2024, Base Resources continued negotiations with the Government of Madagascar on the key fiscal terms that will apply to the whole Toliara Project (i.e., both HMC and monazite) to be followed up with a binding definitive investment agreement requiring approval by the Madagascar Parliament. Until such time as a binding definitive investment agreement is entered into and Parliamentary approval is obtained, the terms under negotiation remain subject to change and timing is ultimately uncertain. These key terms address, among other things, applicable royalties and the Company's required contributions to national and regional development projects on achieving set milestones (such as achieving the requisite legal and fiscal stability for the Toliara Project) pre- and post-final investment decision.

The current intent is for the investment agreement to be approved and ratified by the Madagascar Parliament and have the force of law, following which the Company would seek eligibility certification under the Large Mining Investment Law ("LGIM") in order for (among other things) the agreed fiscal regime and then current Madagascar law, as supplemented and clarified by the investment agreement, to be stabilized for the duration of the certification.

Geological Setting, Mineralization and Deposit

The Ranobe deposit comprises five mineralized units: the upper sand unit ("USU") and its sub-units the surface silt unit ("SSU") and an upper silty sand unit ("USSU"), the intermediate clay sand unit ("ICSU") and the lower sand unit ("LSU"). Historically the Ranobe deposit mineral resource estimate only included material from the USU due to the limited number of drill holes with enough depth to reach the lower mineralized units. Since acquiring the Toliara Project, Base Resources has broadened the drilling focus to include all mineralized horizons in the mineral resources estimate where supported by sufficient data and a reasonable prospect for economic extraction. The drilling commenced at the Toliara Project in 2018/2019. Generated samples from all three mineralized units allowed material from the ICSU to be included in the Ranobe deposit mineral resources estimate for the first time. The LSU has been excluded from the current mineral resource estimate because of observed differences in the mineral assemblage and limited available mineralogical data for this unit.

The USU comprises a pale orange well sorted and well-rounded fine-grained quartz sand and dominates the exposed sequence within the project area. The USU represents a stabilized aeolianite which drapes the limestone along the eastern margin of the deposit and overlies the ICSU in the central and western parts of the deposit, with both contacts being a subaerial erosional unconformity.

Within broad drainage features (i.e., large valleys exiting the limestone hinterland or basins within the dune sands) the surficial sands of the USU can contain significant silt extending several meters down hole. This material has been designated as SSU and has been defined in four separate locations across the deposit during geological interpretation for resource modelling. Although interpreted to be primarily formed as part of subsequent weathering and erosional modification of the deposit, there is also some thought that the silt present in the limestone valleys relates to aeolian deposition of more mobile finer grained material on and within the limestone escarpment.

In the southern part of the deposit where the limestone escarpment occurs as a strong linear feature, lenses of silty sand occur within the USU, primarily within the lower parts of the USU and typically abutting the limestone escarpment. This material has a slighter darker color (orange to red) and the HM within the silty sand is finer-grained than the typical USU mineralization. This material has been designated as USSU (upper silty sand unit) and has been defined as a single elongate lens with a 6.5 km strike extent during geological interpretation for resource modelling.

Similarly, the base of the USU often displays a thin orange-brown silty sand, which often transitions to a brown silty sand (soil) where it directly overlies limestone basement. Until a more detailed interpretation is possible (utilizing sonic drilling or exposure during mining) this material is typically incorporated with the ICSU, as discussed below.

The USU thickens westwards from the contact with the limestone scarp to over 30m thickness along the western margins of the deposit. The USU is an unconsolidated unit, with rare occurrences of insignificant cementation being reported at the limestone contact during historical drilling campaigns. At the contact with the limestone, limestone talus is often present within the USU over a zone extending some tens of meters from the contact itself, with larger limestone blocks intercalated with fluvial run-off features.

The ICSU is a thin unit primarily consisting of dark red to orange-brown sandy clay and clayey sand material with a high slime content. The ICSU unit onlaps directly over the limestone ("LST") basement in some areas and is present in depressions in the limestone surface but typically does not extend to the limestone cliff as it appears confined to <100m RL. It onlaps the LSU to the west. It can contain significant clay, but conversely may also be represented by a red-brown sand, particularly on the western margin of the deposit some distance from the limestone escarpment. The unit's thickness is relatively homogenous, and it typically has a gentle dip to the west, perhaps representing a lagoonal low energy environment related to marine regression or tectonic uplift. Thick sections of ICSU do occur within the subsurface floor of the large valley features exiting the limestone hinterland, and there is an area within the central part of the deposit where slimes grade in excess of 50% are common.

Limestone gravel has been logged in the ICSU, and the unit can be semi-consolidated in places due to a combination of clay and/or induration.

As discussed above, the base of the USU often displays a thin orange-brown silty sand, and/or a brown silty sand (soil) where it directly overlies limestone basement, and the geological interpretation of the drilling data suggests this horizon transitions laterally into ICSU to the west. The nature of this transition is difficult to identify given the differences in logging data and sample intervals, but the "soil" horizon only occurs immediately above limestone basement. For the purposes of resource estimation, it appears this horizon can be considered as a subset of the ICSU given that they occupy the same stratigraphic position, have similar mineralization characteristics and typically have distinct spatial extents.

The LSU is comprised of orange-brown to yellow-brown and khaki medium grained quartz sand with moderately low slimes content (<10%). The unit onlaps the LST basement, with the secondary buried limestone escarpment typically defining the eastern extent of the LSU. The LSU thickness increases to the west and its vertical extent was often beyond the practical limits (i.e. >90m) of aircore drilling. The LSU does not routinely occur on the limestone platform but has been intersected in isolated pockets or deep gullies and depressions in the limestone platform.

The basal part of the LSU unit has the facies indicators of a shallow marine strand facies depositional environment, and some very high HM grades (up to 65% HM) have been intersected in horizons that appear to represent elongate strandline. Thin beds of clayey sand may be present, and some consolidation is evident in the lower levels of the LSU, occasionally terminating aircore drilling.

Additional drilling is required to improve the delineation and definition of the sedimentary characteristics of the LSU - but it is apparent that the LSU has a number of sub-units and the majority of these display a mineral assemblage markedly different from the USU. This suggests a different provenance and depositional environment for the sedimentary material making up the LSU.

The heavy minerals were eroded from hinterland basement rocks, transported by rivers to the ocean and from there reworked by wave action and deposited as detrital grains on a beach. From there they were blown by the wind to their ultimate position in the Ranobe deposit, along with detrital grains of quartz.

Data Verification

2001 drill samples were dispatched to Western Geochem Labs in Perth, Australia. The A samples were sent to IMP Laboratory in Boksburg, South Africa in 2003, ACT Laboratory in Pretoria, South Africa in 2005 and 2012, and to Bureau Veritas, South Africa ("BV") in 2018 and 2019. For all laboratories, the separation of HM was by tetrabromoethane ("TBE") at density 2.95g/cc. All samples were:

• Dried, weighed

• Sample riffle split to produce 400g A sample

• Sample screened +1mm, oversize weighed

• Sample screened -63μm, oversize weighed

• TBE for heavy media separation

• TBE Floats weighed

• TBE Sinks weighed

The BV analytical procedure conforms to AS4350.2-1999; Australian Standards HMS concentrates - Physical testing using TBE.

Quality control procedures:

• Regular checks of analyses as received

• Check against estimates from field logging

• Submission of B and C samples to a second laboratory

• Submission of randomly inserted control samples at a rate of about 1 in 50

• Duplicate sample analyses

• Replicate sample analyses

• Extra samples taken irregularly in high grade areas

Assay data was compared with geology logs of panned HM grades for out-of-range assay by the site geologist. Replicate assaying was undertaken in 2003, and 2005 drilling and sample assaying was undertaken independently by Ticor/Kumba Resources. The 2012 drilling, logging and sampling were undertaken by an independent site geologist. The 2018 and 2019 drilling, logging and sampling were undertaken by Base Resources company geologists under the supervision of the "competent person." Twinned holes were completed in 2018 and 2019 by Base Resources. Validation of the Toliara Project drill database was undertaken independently by IHC Robbins.

Mineral Resource and Mineral Reserve Estimates

The Toliara Project does not have any S-K 1300 or NI 43-101 compliant Mineral Resources or Mineral Reserves.

Prior to the Company entering into an agreement to acquire Base Resources, Base Resources issued a report entitled Updated Ranobe Mineral Resources and Ore Reserves Estimates that estimated, in accordance with JORC standards, the mineral resources and ore reserves of the Toliara Project as of September 27, 2021. These estimates are summarized below for informational purposes only. A Qualified Person has not done sufficient work to classify the estimates as current S-K 1300 or NI 43-101 estimates of Mineral Resources or Mineral Reserves, and the Company is not treating them as such.

CAE mining software Datamine Studio RM was used to estimate mineral resources. A combination of ordinary kriging ("OK"), inverse distance weighting ("IDW") and nearest neighbor ("NN") was used to interpolate grades and values into the block model. Part of the rationale for using both IDW and OK to interpolate grade is to provide an effective interpolation method for both close spaced (in the higher-grade core of the deposit) and wide spaced drilling (in the lower grade margins of the deposit). NN techniques were used to interpolate index values and non-numeric sample identification into the block model.

Appropriate and industry standard search ellipses were used to search for data for the interpolation and suitable limitations on the number of samples and the impact of those samples was maintained. An inverse distance weighting of three was used so as not to over smooth the grade interpolations.

Hard domain boundaries were used and these were defined by the geological wireframes that were interpreted. Topographic surface was created from LIDAR data.

The 2021 Ranobe mineral resource estimate was modelled to key geological boundaries and then reported at a cut-off grade of 1.5% HM (no minimum thickness). The average parent cell size used for the interpolation was approximately half the standard drill hole width and a half of the standard drill hole section line spacing. The average drill hole spacing for the Ranobe deposit was 100m east-west and 200m north-south and with a 1.5m samples and so the selected parent cell size was 50 x 100 x 1.5m (where the Z or vertical direction of the cell was nominated to be the same distance as the sample length).

No assumptions have been made regarding recovery of byproducts. No deleterious elements or non-grade variables are present. All resource blocks are assumed to be mined from the surface with no overburden. Mineral assemblages show little statistical variation over the deposit and correlate well with HM content.

Drill hole declustering was not used during the interpolation because of the regular nature of sample spacing.

Sample distributions were reviewed, and no extreme outliers were identified either high or low that necessitated any grade cutting or capping. Validation of grade interpolations were done visually In CAE Studio RM (Datamine) software by loading model and drill hole files and annotating and coloring and using filtering to check for the appropriateness of interpolations. Statistical distributions were prepared for model zones from drill hole and model files to compare the effectiveness of the interpolation. Along strike distributions of section line averages (swath plots) for drill holes and models were also prepared for comparison purposes.

Toliara Project (Ranobe Deposit) - Summary of In-Situ Historical Mineral Resources, September 27, 2021

Category	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM
						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	GARN (%)
Measured	164	6	4.0	5.6	0.5	69	1.0	1.0	5.4	1.9	2.2
Indicated	321	10	3.1	11.8	0.9	69	1.0	1.0	6.2	2.0	3.9
Total Measured + Indicated	485	16	3.4	9.7	0.8	69	1.0	1.0	5.9	2.0	3.3
Inferred	1,190	39	3.3	9.7	0.6	69	1.0	1.0	5.8	2.0	4.3

Notes:

1. The mineral resources given in this table conform to the JORC code of reporting and do not represent current Mineral Resources under S-K 1300 or NI 43-101, nor is the Company treating these as current Mineral Resources. These mineral resources are historical in nature and a Qualified Person has not done sufficient work to classify the estimates as a current estimate of Mineral Resources. JORC definitions were followed for all mineral resource categories.

2. Mineral resources are exclusive of ore reserves

3. Mineral resources are 100% attributable to the Company.

4. Total HM is from within the +63 µm to -1 mm size fraction and is reported as a percentage of the total material. Slimes are the -63 µm fraction and oversize is the +1 mm fraction.

5. The cut-off grade of 1.5% HM used for reporting the ore reserve estimates is based on parameters developed during feasibility studies for the deposit. Prices used to calculate the cut-off grade are $257/tonne, $168/tonne, $177/tonne, $1,250/tonne and $1,200/tonne for chloride ilmenite, sulfate ilmenite, slag ilmenite, rutile and zircon respectively.

6. The bulk density used for the Ranobe deposit is one that has been utilized by previous consultants and is based on a simple linear algorithm originally developed by John Baxter (1977). BD = 1.61 + (0.01 x HM).

7. Wet plant recoveries used are 94.9%, 92.3% ,75.0% and 97.2% for ilmenite, rutile, leucoxene and zircon respectively. Dry plant recoveries used are 94.4%, 54.1%, 23.3% and 79.4% for ilmenite, rutile, leucoxene and zircon respectively.

8. Monazite is not reported in the ore reserve for the Toliara Project therefore the monazite percentage reported in this table is unchanged from the mineral resource table inclusive of ore reserves.

9. Numbers may not add due to rounding.

The Modifying Factors applied to the 2021 Ranobe Mineral Resources estimate for the 2021 Ranobe Ore Reserves estimate were derived from the Toliara Project Definitive Feasibility Study completed in 2019 (2019 DFS), the outcomes of the which were released on 12 December 2019. These material Modifying Factors (summarized in Tables 3-6 below) were operating costs, product recoveries and yields, product prices and throughput constraints. The source of data for the Modifying Factors was the project's financial model as it existed at the time of optimization, which incorporated relevant developments since the 2019 DFS, such as updated product prices (compared to the 2019 DFS) reflecting the improved outlook at the time. Year 2 operating costs (FY2024) were selected as they were considered most representative of the forecast operating costs in the early years of operations and allowed detailed Stage 1 mine scheduling (which occurs later in the process) to be completed to a high level of accuracy. The year 2 operating costs assumed a 2% royalty is payable to the Government of Madagascar on product sales, being the royalty payable under the then current Mining Code. This is less than the 4% royalty assumed for the purposes of the updated Toliara Project Definitive Feasibility Study (DFS2), which reflected the royalty rate proposed in a draft revision to the Mining Code at that time. However, application of a 4% royalty does not result in any portion of the 2021 Ranobe Ore Reserves estimate not being economically mineable.

The mean operating year 4-6 product prices were assumed for the purposes of the 2021 Ranobe Ore Reserves estimate and were Base Resources' own internal price forecasts for each product for those years at the time of optimization. Base Resources' internal price forecast is derived from its internal supply and demand analysis. In relation to forecast demand for each product, TZMI's five-year forecast demand outlook is utilized, before transitioning to a steady annual growth rate, generally consistent with global GDP growth forecasts, but adjusted for product specific considerations, where applicable. In relation to forecast supply, over the short term, Base Resources' supply forecast is generally aligned with TZMI's five-year outlook for existing producers, but Base Resources formed its own view on the anticipated timing of new brownfield and greenfield projects coming into production. Base Resources' medium to long term supply forecast was based on Base Resources' internal view of future production from existing operations, as well as new brownfield and greenfield projects. The product prices selected were considered more representative of long-term forecasts than those forecasted for operating year 2.

Toliara Project (Ranobe Deposit) - Summary of In-Situ Historical Ore Reserves, September 27, 2021

Category	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM
						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)
Proved	433	30	6.9	3.8	0.1	75	1.0	1.0	6.0
Probable	472	25	5.3	3.9	0.2	72	1.0	1.0	5.8
Total	904	55	6.1	3.8	0.1	73	1.0	1.0	5.9

Notes:

1. The ore reserves given in this table confirm to the JORC code of reporting and do not represent current Mineral Reserves under S-K 1300 or NI 43-101, nor is the Company treating these as current Mineral Reserves. These ore reserves are historical in nature and a Qualified Person has not done sufficient work to classify the estimates as a current estimate of Mineral Reserves. JORC definitions were followed for all mineral resource categories.

2. Ore reserves are 100% attributable to the Company.

3. Total HM is from within the +63 µm to -1 mm size fraction and is reported as a percentage of the total material. Slimes are the -63 µm fraction and oversize is the +1 mm fraction.

As of October 2, 2024, the Company anticipates allocating approximately $133.0 million of the purchase price for the Base Resources transaction  to the Toliara Project and its associated equipment on the financial statements of the Company, based on the Company’s preliminary purchase price allocation. The preliminary purchase price allocation will be subject to further refinement as the Company continues to refine its estimates and assumptions based on information available at the acquisition date.

The Company's Planned Work

Once fiscal terms have been recorded in binding arrangements and the suspension has been lifted, the Company believes it would take approximately 14 months to complete the necessary work to reach a final investment decision, including:

• completion of the necessary land acquisitions;

• finalization of funding arrangements;

• ratification of the investment agreement and LGIM eligibility certification; and

• entry into offtake agreements and major construction contracts.

The Donald Project

The following technical and scientific description of the Donald Project is based in part on a number of publicly available documents released by Astron Corporation Limited ("Astron"), including mineral resource and ore reserve reports prepared in accordance with JORC, and press releases. Their stated mineral resources and ore reserves do not comply with S-K 1300 or NI 43-101 and the Company is not treating them as current Mineral Resources and Mineral Reserves under either S-K 1300 or NI-43-101. Daniel Kapostasy, a Professional Geologist licensed in Wyoming (PG-6778) and in Utah (10110615-2250), employed as the Company's Vice President, Technical Services, is the Qualified Person for the disclosure of scientific and technical information associated with the Donald Project. Currently, the Donald Project has no S-K 1300 of NI 43-101 Mineral Resources or Mineral Reserves and is therefore considered to be an exploration stage property.

Project Description

The Donald Project ("Donald") is a significant rare earth and mineral sands project located in the Wimmera region of Victoria, Australia. It is located approximately 300 km northwest of Melbourne. Donald is located at approximately 36°27'57" South latitude and 142°48'02" East longitude.

Donald covers a large area of over 426 km2, stretching 60 km north to south, and at its widest, 10 km east to west.

Ownership

Astron currently holds the Donald mineral tenements through the joint venture entity Donald Project Pty Ltd ("DPJV"). As of the date of this report, the Company has a 3.21% interest in DPJV through its wholly owned subsidiary EFR Donald Ltd (“EFRD”), while Astron, through its subsidiary Dickson & Johnson Pty Ltd (“D&J”), holds the remaining 96.79% interest. The breakdown of the total license area by mineral license is shown in the table below:

License No.	License Type	Area (hectares)	Expiry Date	Held By
MIN5532	Mining Lease	2,784	August 19, 2030	DPJV
RL2002	Retention License	24,371	October 9, 2029	DPJV
Total		27,155

On June 4, 2024, Energy Fuels, through EFRD, entered into a mining joint venture agreement ("JVA") with DMS, D&J, DPJV and their affiliate Astron Mineral Sands Pty Ltd (collectively, the "Astron Affiliates"). Under the terms of the JVA, the Astron Affiliates would contribute certain assets, including tenements MIN5532 and RL2002 constituting the Donald Project, into DPJV, and Energy Fuels would (subject to a positive Donald FID (defined below)) invest up to A$183 million in DPJV and issue US$17.5 million of Energy Fuels Shares to D&J to earn up to a 49% interest in DPJV.

Completion of the establishment of the joint venture ("Completion"), which occurred on September 25, 2024, was conditional on a number of conditions precedent, including registration of the transfer of MIN5532 and RL2002 to DPJV and Energy Fuels receiving a no-objection statement from Australia’s Foreign Investment Review Board ("FIRB") for the proposed investment.

Energy Fuels is required to fund (including the amount advanced under the secured loan) approximately A$15.9 million (which is expected to be expended during 2024) from its existing working capital to be used by DPJV to update and expand the 2023 DFS and prepare for a final investment decision to proceed with the development of phase 1 of the Donald Project relating to MIN5532 (Donald FID) as soon as practical.

Under the terms of the JVA, both Astron and Energy Fuels have agreed to proceed with the Donald FID unless it is not commercially reasonable to proceed for one or both parties acting reasonably, including taking into consideration (at the time of Donald FID):

  if the project has been fully permitted;
  the availability of external financing;
  the cash-flow forecasts for both Energy Fuels and Astron (including under suitable downstream offtake agreements for REE concentrate (comprised primarily of monazite and also containing other REE-bearing minerals) and HMC).

Of the US$17.5 million of Energy Fuels Shares, US$3.5 million worth of shares were issued to D&J upon Completion, and the remaining US$14.0 million of Energy Fuels Shares will be issued to D&J upon unanimous approval of the Donald FID by D&J and Energy Fuels. If the Donald FID is approved, Energy Fuels is to fund the balance of the A$183 million to earn the agreed 49% interest in DPJV. After Energy Fuels has completed its funding of A$183 million, further expenditure for the development of the Donald Project is to be funded by Energy Fuels and D&J (guaranteed by Astron) on a pro-rata basis.

If there is no unanimous Donald FID within three years after Completion, but D&J has voted in favor of the Donald FID, then D&J has the option to buy out Energy Fuels’ interest in DPJV for the fair market value as at that date. If D&J does not exercise this option, or if there is otherwise no unanimous Donald FID within three years after Completion, Energy Fuels is to remain a minority shareholder in DPJV (receiving a percentage interest based on the amount funded by Energy Fuels as at that date) and all future funding will be made by the parties pro-rata in accordance with their percentage interests in DPJV.

An affiliate of Astron has been appointed as the manager of the Donald Project. The JVA provides that specified major decisions relating to the development of the Donald Project are subject to approval of Energy Fuels while it is earning in its interest, and should it earn its 49% interest. The JVA also provides for the parties to carry our further activities in relation to the proposed phase 2 of the Donald Project relating to RL2002, including the preparation of a definitive feasibility study and of a final investment decision.

Energy Fuels has entered into an offtake agreement with DPJV which provides that, subject to the Donald FID being made and commissioning of phase 1, Energy Fuels shall purchase 100% of the Donald Project REE concentrate production at a price based on market prices of the contained REE oxides, subject to a floor price below which the downstream production and sale of separated REE oxides would not be justified and Energy Fuels would not be obliged to purchase the monazite. Energy Fuels’ REE concentrate offtake agreement with DPJV may be terminated in certain circumstances, including if Energy Fuels remains a minority shareholder where D&J does not exercise the option to buy out Energy Fuels or if there is otherwise no unanimous Donald FID within three years after Completion, both as described above.

Astron has the right to enter into an offtake agreement for 100% of the Donald Project's zircon and titanium minerals concentrate for processing at its mineral separation plant (which is not part of the joint venture).

The JVA also grants Energy Fuels a first right of refusal over participation in the development of Astron's Jackson deposit, which is contained in tenement RL2003 and adjoins the Donald Project to the south-west, should Astron plan to pursue such development with a third party. RL2003 is held by DPJV, has an area of 15,481 hectares, and is pending renewal.1

As of October 2, 2024, the Company has earned a 3.2% interest in MIN5532 and RL2002 of the Donald Project through the DPJV.

There is a 2.75% royalty payable to the Earth Resources Regulator ("ERR") within the State of Victoria's Department of Energy, Environment and Climate Action ("DEECA") associated with the Project.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Donald Project is located within a broadacre agricultural region where wheat, barley, canola, legumes and pulses are typically grown, with scattered rural residential properties throughout the area. Sheep grazing commonly occurs on feed crops and crop stubbles. The closest town is Minyip located 14 km to the east of the MIN5532. The townships of Donald, Murtoa, Rupanyup and Warracknabeal are all within 45 km by road. All the towns surrounding the mine typically have small and ageing populations with median ages typically above the State average whilst median incomes are below the State average. The regional centre of Horsham is approximately 65 km to the southwest.

The Donald Project area is within the semi-arid climatic zone of southern Australia and has a Mediterranean to continental climate (i.e., cool, wet winters and warm to hot, dry summers). The average annual rainfall is approximately 400 mm with rain falling on an average of 98 days per year. The average summer and winter temperatures are 13ºC to 30ºC and 4ºC to 13ºC, respectively.

The Donald Project benefits from excellent existing infrastructure in the local area including paved roads, railroads, sources of water, electricity and personnel. Further, with the number of mining projects currently under exploration in the local area, infrastructure to support further mine development in the region would be expected to improve over time.

Power and water will be accessible from existing grid infrastructure in the local area. Additional infrastructure expected to be required for open pit mining has been designed and costed, including:

• Mining Unit Plant (MUP)

• Wet concentrator plant (WCP)

• HMC and REMC product handling facilities including weigh bridge

• Reagents receipt and distribution

• Maintenance workshops

• Internal Roads and External Road Upgrades

• Offices and crib rooms

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1 Further information on the Donald Project and the JVA can be found on https://www.sedarplus.com or at Energy Fuels' website at https://www.energyfuels.com.

• Fuel storage and refueling area

• 66kV Overhead Power from Horsham

• GWM Water reticulation upgrades to transfer fresh water from storage in Taylors Lake to mine site

• Fresh water, process water and sediment control Dams

• Wash Bay

• Stores

• Tire Repair Facility

• Vehicle Parking Facilities

• Salvage Yard

• Pit dewatering

• Land purchase

• Accommodation facility in nearby town

History

The Donald deposit (MIN5532 & RL2002) and the Jackson deposit (RL2003) were historically known as WIM250 and WIM200, respectively. They represent two of six WIM-style deposits that were initially discovered by CRA in the early 1980s. These tenements were acquired by Astron in 2004 and have since been subject to extensive evaluative and de-risking test work, notably, additional geological drilling, metallurgical test work and environmental studies.

There have been multiple drilling campaigns conducted across the Project since the early 1980s. All drilling since 2000 has been conducted by licensed and trained drillers from Wallis Drilling using the reverse circulation air core ("RCAC") method and NQ rods with a nominal drill bit diameter of 82 mm. In total across all tenements there are 1,985 drillholes totaling 50,584 m of drilling. The table below details the drilling information used for the 2022 JORC mineral resource estimate of which MIN5532 is the core mineral tenement.

Company	Year	No. Drillholes	Meters Drilled	Comment
CRA Exploration	1982-1989	91	2,250	Used for geological interpretation only
Zirtanium	2000	1	19	Used for geological interpretation only
	2002	14	327
	2004	225	4,967	Used for geological interpretation. Assay and mineral assemblage data used for Area 2 where total HM data is from +38µm to 90µm fraction
DMS/Astron	2010	167	3,969	Used for geological interpretation. Assay data (total HM, slimes and oversize) use for grade estimation in Area 2
	2015	102	2,777
	2022	245	6,358	All geological, assay and mineral assemblage data used for Area 1
Total		845	20,667(1)

Note:

1. This total represents the total drilling used for the JORC mineral resource estimate and includes drilling on MIN5532 and RL2002.

The table below details the drilling information strictly for RL2002 (wider Donald).

Company	Year	No. Drillholes	Meters Drilled	Comment
CRA Exploration	1982-1989	332	8,970	300 holes with HM assays 275 holes with VHM assays
Zirtanium	2002	23	558	23 holes with HM assays 15 holes with VHM assays
	2004	118	2,603	108 holes with HM assays 51 holes with VHM assays

DMS/Astron	2010	179	4,607	176 holes with HM assays 21 holes with VHM assays
	2015	153	4,206	150 holes with HM assays 21 holes with VHM assays
Total		805	20,944

The table below details the drilling information strictly for RL2003 (Jackson).

Company	Year	No. Drillholes	Meters Drilled	Comment
CRA Exploration	1982-1989	308	7,943	219 holes with HM assays 193 holes with VHM assays
Zirtanium	2002	22	498	14 holes with HM assays 9 holes with VHM assays
DMS/Astron	2013	136	3,948	132 holes with HM assays 36 holes with VHM assays
	2015	82	1,961	80 holes with HM assays 5 holes with VHM assays
Total		548	14,350

Permitting and Licensing

Commencement of the Environmental Effects Statement ("EES") application started in 2005 and was positively assessed in 2008. Since that time there have been amendments to regulations governing mining and environmental protection, and; thus, in addition to updates to the project design for more efficient processing and capital efficiency, have resulted in Donald having to update certain impact assessments. Crucially, as Donald remains largely as described and positively assessed in 2008, a new assessment is not required - rather, these updated assessments will form part of the Work Plan submission to ERR completed in Q3 2023 and expected to be approved in Q4 2024. Following the 2008 EES, Astron through DMS obtained the following permits and licenses for continued advancement of Donald.

Year	Approval/License Granted
2009	EPBC Approvals Granted (varied, and renewed in 2018), expires in 2042
2010	Mining License (MIN 5532) Granted, expires in 2031
2011	Water Supply Rights Purchased (6.975 Glpa bulk water entitlement), expires in 2041
2014	Cultural Heritage Management Plan ("CHMP") Approved for Workplan Area of MIN 5532
2015	Radiation License Obtained (renewed to 2026)
2023	Cultural Heritage Disturbance Report demonstrating no statutory requirement for a Cultural Heritage Management Plan (CHMP) relating to the road upgrades
2024	Cultural Heritage Disturbance Report demonstrating no statutory requirement for a CHMP relating to the water pipeline installation
2024	Planning Permit for Accommodation Village
2024	Removal of Sites on MIN5532 from Victoria's Heritage Register

Below are a list of additional approvals and licenses required prior to commencement of construction including those relating to ancillary infrastructure (powerline and water pipeline) and proposed road upgrades.

Approval Required	Relevant Regulatory Agency	Primary Compliance Requirements
Work Plan	Victorian ERR

•  ERR Guidelines

•  EES Ministerial Assessment requirements

• Environmental Protection Act (2017) ("EP Act") requirements general environmental duty ("GED") and other specific requirements

•  2017 DEECA vegetation removal and offset requirements

Biodiversity Offset Management Plan and Minister's Consent to Commence the Activity	Commonwealth Department of Climate Change, Energy, the Environment and Water ("DCCEEW")	• Environment Protection and Biodiversity Conservation Act (1999) (EPBC Act)
Planning and approvals for off-MIN infrastructure	Department of Transport and Planning ("DTP"), Local Shire(s)

• Compliance with local planning requirements

• Assessment of impacts

• Rare Earth Element Concentrate ("REEC") export license

• CHMP for powerline if required (current draft report indicates no statutory requirement for this)

• Permit to remove vegetation, DEECA, relating to the planned road upgrades, water pipeline installation and powerline development (application inputs all well progressed, water pipeline application has in-principal endorsement from DEECA).

Secondary licenses and permits	Various agencies

• EPA (A18) Permit(s) to remove, use and return tailings to in-pit tailings storage and/or mining void

• License to construct and operate dams/tailings storage facility

• EPA development license or permitting for sewage treatment (depending on sewage disposal design)

Geological Setting, Mineralization and Deposit

The Donald deposit is within the Murray Basin, which comprises flat-lying Cenozoic sediments that unconformably overlie Proterozoic and Paleozoic basement rocks. The mineralization is contained within the Tertiary aged Loxton Sand, a sequence of marine sands representing a range of environments including deep-water (offshore), near shore, tidal, beach and back dunal sediments.

The mineralization at Donald is contained within the marine sequence of the Loxton Sand. The marine sequence of the Loxton Sand unit can be subdivided into three sub-units:

• LP1 - fine to very coarse friable quartz sands and minor silty, clay and gravel beds representing dunal, foreshore and surf zone sediments;

• LP2 - near-shore, very fine silty micaceous quartz sands, minor clays and gravels, representing sediments deposited below the wave base that show friable laminated and truncated HM mineralized beds. LP2 is the principal fine-grained heavy mineral target throughout the Murray Basin and contains the majority of the mineralization in the Donald deposit; and

• LP3 - represents deep water sedimentation containing higher silt and clay material than LP2.

Within the Donald deposit area, the Loxton Sand is underlain by the Geera Clay. The Geera Clay typically consists of black, grey, green or yellow brown plastic clays, with minor silts and is interpreted as to have formed in shallow water, marginal marine, lagoonal or tidal flat environments.

The Loxton Sand is overlain by the fluvio-deltaic Shepparton Formation, which consists of clay and silt.

Data Verification

After the removal of slimes and oversize, the content of HM was determined using heavy liquid separation. The HM content was assayed using grain counts with checks on the zircon, monazite and titanium content using XRF. Starting in 2022, Stationary XRF, Laser ablation-ICPMS and QEMScan instruments were used by industry independent laboratory Bureau Veritas Minerals Pty Ltd to determine valuable heavy minerals.

Quality control consisted of field duplicate samples prepared by DMS and the laboratory. No blanks were submitted. A second laboratory was not used. Company standards of a defined HM, slimes and oversize grade were inserted in the field by DMS (1 in 40 samples) in drilling from 2016 onward (for MIN5532). Laboratory standards were also inserted by Bureau Veritas (1 in 28 samples) in the 2022 assay test work (for MIN5532).

Twin holes, both Air Core and Sonic drilling, were used to check the results of earlier drilling which showed consistency between the different drilling programs. The data was stored in an Access database and checked against the original sample reports.

A series of adjustments to the sample data was made. This included:

• For zircon % derived from grain counting the Zircon_Min_pct value was used. The grain count method quantifies mineral zircon so no conversion was applied.

• For zircon % derived from XRF results the ZrO2_HfO2_pct value. Mineral zircon % = ZrO2+HfO2 / 0.667 conversion applied on 2022 drilling XRF assays.

• For zircon % derived from other XRF, results use "ZrO2_HfO2_conv" value. Mineral zircon = ZrO2+HfO2 / 0.667, conversion previously applied to older XRF assays.

Limited assay values for rutile + anatase % are available. The percentage of rutile is generally contained in the database. For resource estimation the following sample adjustments were made:

• Where rutile + anatase % only data was not available, rutile + anatase was calculated from the rutile % data using the following formula which was derived from a correlation plot where both sets of data are available.

The ilmenite % values obtained from the DMS drilling contained magnetite. Based on a comparison with the CRA drilling the DMS ilmenite grades were decreased by 1.6 % to remove the magnetite from the assay.

Mineral Resource Estimates

The Donald Project does not have any S-K 1300 or NI 43-101 compliant mineral resources or mineral reserves.

Prior to the Company entering into an agreement to acquire an interest in the Donald Project, Astron issued a report entitled Donald Rare Earth and Mineral Sands Project - Mining License Mineral Resource Update that estimated, in accordance with JORC standards, the mineral resources of the Donald Project as of November 30, 2022. These estimates are summarized below for informational purposes only. A Qualified Person has not done sufficient work to classify the estimates as current S-K 1300 or NI 43-101 estimates of Mineral Resources or Mineral Reserves, and the Company is not treating them as such.

AMC was commissioned in 2016 to carry out the RL2002 Mineral Resource estimate. The Mineral Resource for RL2002 was estimated using Ordinary Kriging. 100 mE x 200 mN x 1 mRL size parent blocks with sub-blocks down to a minimum size of 20 m x 40 m x 0.25 m were assessed at a cut-off grade of 1% HM. Sub-blocks were used to increase the precision at a boundary like topography and grade estimation boundaries.

The estimate is based on 377 drillholes with Heavy Mineral analysis. The general drillhole spacing varies from 125 mE x 450 mN to 250 mE x 500 mN. AMC prepared a resource block model and mineral resource estimates of HM, slimes and oversize. All drillholes were sampled for HM at one-meter intervals.

Valuable heavy minerals ("VHM") Mineralogy analysis was completed on 246 of the 377 drill holes. Approximate spacing of these drillholes were 200mE x 450mN. All drillholes that underwent VHM analysis were Reverse Circulation Air Core ("RCAC") with a nominal rod diameter of 76mm. From these a VHM mineral resource was calculated at a 1% HM cut-off grade. Only the VHM Mineral Resource was used in the conversion to ore reserve for RL2002.

For reported mineral resources within RL2002 outside of MIN5532, heavy minerals are defined as those heavier than 2.96 specific gravity and with a grainsize in-size range between 38µm and 90µm.

Donald Project - 100% Basis - Summary of In-Situ Historical Mineral Resources, November 30, 2022

Classification	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM						EFR Share
(Within MIN 5532)						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	XEN (%)
Measured	131	5	3.8	17	10	20	10	20	14	1.8	0.64	3.2%
Indicated	64	2	3.1	27	11	17	6	16	15	1.6	0.58	3.2%
Measured + Indicated	195	7	3.6	20	11	19	10	19	14	1.8	0.63	3.2%
Inferred	20	0	2.3	22	14	19	7	20	13	1.8	0.55	3.2%
Classification	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM						EFR Share
(Within RL2002 outside MIN 5532)						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	XEN (%)
Measured	33	2	5.0	20	7	30	7	23	21	2.9	-	3.2%
Indicated	90	4	4.6	25	2	34	5	18	17	3.6	-	3.2%
Measured + Indicated	123	6	4.7	24	3	32	6	19	18	3.4	-	3.2%
Inferred	647	32	4.9	15	6	33	9	17	18	2	-	3.2%
Classification	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM						EFR Share
Total Donald Deposit						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	XEN (%)
Measured	164	7	4.1	18	10	22	10	20	16	2.1	-	3.2%
Indicated	154	6	4.1	26	6	27	5	17	15	2.9	-	3.2%
Measured + Indicated	318	13	4.1	22	8	24	8	19	16	2.4	-	3.2%
Inferred	667	32	4.8	15	6	33	9	17	18	2	-	3.2%

Notes:

1. The mineral resources given in this table conform to the JORC code of reporting and do not represent current Mineral Resources under S-K 1300 or NI 43-101, nor is the Company treating these as current Mineral Resources. These mineral resources are historical in nature and a Qualified Person has not done sufficient work to classify the estimates as a current estimate of Mineral Resources. Further drilling and data collection might not prove out the numbers in the table above.

2. Mineral resources are exclusive of ore reserves.

3. Mineralization reported above at a cut-off grade of 1.0% total heavy minerals ("HM").

4. Total HM is from within the +20 µm to -250 µm size fraction and is reported as a percentage of the total material. Slimes are the -20 µm fraction and oversize is the +1 mm fraction.

5. Bulk density was based on a correlation between bulk density and HM% using the following industry accepted formula: BD = 1.65 + (0.01 x HM%).

6. RUT (%) is a combination of rutile + anatase.

7. Numbers might not add due to rounding.

Mineral Reserve Estimate

Prior to the Company entering into an agreement to acquire an interest in the Donald Project, Astron issued a report entitled "Donald Rare Earth and Mineral Sands Project - Ore Reserves Update" that estimated, in accordance with JORC standards, the Ore Reserves of the Donald Project as of March 31, 2023. These estimates are summarized below for informational purposes only. A Qualified Person has not done sufficient work to classify the estimates as current S-K 1300 or NI 43-101 estimates of Mineral Resources or Mineral Reserves, and the Company is not treating them as such.

The methodology in determining the updated Ore Reserve was as follows:

• The deposit has been assessed through pit optimization, detailed mine design, mine scheduling and economic modelling.

• Individual discrete mining blocks have been digitized around ore and overburden. Pillars of in situ material have been left between adjacent mining strips to prevent tails from entering the working areas. Mining dilution and ore loss are inherent in the process and no additional dilution or ore loss has been applied when converting the mineral resource model for mine planning.

• The extent and depth of the area to be mined were decided by pit optimization using the Lerchs-Grossman (LG) algorithm. Nested pit shells generated and tested with sensitivities on mining cost, processing cost, metal price, and recoveries formed the basis of the optimal pit shell to maximize value and achieve operational design requirements.

• LG pit optimizations assessed Measured and Indicated classified material only. No Inferred material was included in the LG assessment.

• Vertical walls were used for the geotechnical slopes for the purpose of the LG optimization. From experience, in WIM style deposits (typically wide and shallow) there is negligible difference in the resultant optimized shape and financial analysis between a mine designed with slopes and with vertical walls due to the shallow depth of the deposit. Any designs intended for construction, are required to be designed with safe slopes.

• Required capital expenditure mostly relates to mining vehicles, with a portion related to infrastructure such as fuel storage and a workshop.

• The pit will be mined in 500m NS long and 500m EW wide blocks in a strip sequence.

• The mining method will be by truck and excavator.

• Ore will be fed into a MUP where it is screened and slurried and pumped to the WCP onsite.

Sand tails, from the wet concentrator, will be returned to the mine void and placed in constructed cells to be covered by previously stockpiled overburden prior to rehabilitation.

Donald Project - 100% Basis - Summary of In-Situ Historical Ore Reserves, March 31, 2023

Within MIN 5532	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM						EFR Share
Classification						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	XEN (%)
Proved	263	12	4.4	15.4	9.8	21.6	5.5	25.9	16.7	1.8	0.67	3.2%
Probable	46	2	4.1	19.7	11.1	21.6	5.5	20.1	15.3	1.8	0.64	3.2%
Proved + Probable	309	14	4.4	16.1	10.0	21.6	5.5	25.1	16.5	1.8	0.66	3.2%
RL2002 outside MIN 5532	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM						EFR Share
Classification						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	XEN (%)

Proved	152	9	5.6	7.1	18.8	31.3	9.4	18.2	21.1	1.8	-	3.2~~1~~%
Probable	364	15	4.1	13.7	15.7	32.8	7.5	19.3	17.1	1.6	-	3.2%
Proved + Probable	516	24	4.6	11.7	16.6	32.3	8.2	18.9	18.6	1.7	-	3.2%
Total Donald Deposit	Tonnes (Mt)	HM (Mt)	HM (%)	Slimes (%)	Oversize (%)	Mineral Assemblage as % of HM						EFR Share
Classification						ILM (%)	RUT (%)	LEUC (%)	ZIR (%)	MON (%)	XEN (%)
Proved	415	20	4.8	12.4	13.1	25.7	7.2	22.6	18.6	1.8	-	3.2%
Probable	410	17	4.1	14.4	15.2	31.5	7.3	19.4	16.9	1.6	-	3.2%
Proved + Probable	825	37	4.5	13.4	14.1	28.4	7.2	21.2	17.8	1.7	-	3.2%

Notes:

1. The ore reserves given in this table conform to the JORC code of reporting and do not represent current Mineral Reserves under S-K 1300 or NI 43-101, nor is the Company treating these as current Mineral Reserves. These ore reserves are historical in nature and a Qualified Person has not done sufficient work to classify the estimates as a current estimate of Mineral Reserves. Further drilling and data collection might not prove out the numbers in the table above.

2. A break-even cut-off has been applied defining any material with product values greater than processing ore.

3. Mining recovery and dilution have been applied to the figures above when estimating the mineral resource for the tenements listed above. However, no additional dilution or ore loss has been applied when converting the mineral resource to ore reserves.

4. The area is wholly within the mining license area MIN5532.

5. RUT (%) are a combination of rutile plus anatase.

6. Numbers might not add due to rounding.

Present Condition of the Property and Work Completed to Date

During 2024, the primary work ongoing at Donald is additional drilling to collect samples for additional metallurgical test work. Sonic drilling was completed earlier this year to gather the necessary materials. The Company is performing some additional test work on the rare earth element concentrate (monazite + xenotime) to optimize the processing of that material at the Mill.

As of June 30, 2024 the total net book value attributable to the Donald Project and its associated equipment on the financial statements of Donald Project Party Ltd. was $77.1 million.

The Company's Planned Work

The Company is currently funding a Pre-Final Investment Decision ("FID") budget to move Donald to FID. Ongoing work includes final permitting efforts, community engagement, final engineering design, and updating the JORC compliant Mineral Resources and Ore Reserves to S-K 1300 and NI 43-101 compliant Mineral Resources and Mineral Reserves. The Company plans to spend approximately AUD $15.8 million during the Pre-FID period, which is scheduled to end at the end of 2024.

LEGAL PROCEEDINGS

Kwale Project

Royalty dispute

In connection with its acquisition of the Kwale Project in 2010, Base Titanium granted a 2% gross revenue royalty to third parties. The royalty is governed by a Royalty Deed dated July 30, 2010, and was split between the parent company of the project's vendor, Vaaldium Mining Inc., and the then holder of certain rights in respect of the project, Pangea Goldfields Inc. There was a disagreement between Base Titanium and the current holders of the royalty in respect of the royalty's scope under the Royalty Deed - specifically, whether, and the extent to which, the royalty applies outside the Kwale Special Mining Lease 23 as it existed at the time of the Kwale Project's acquisition in 2010 ("2010 SML"). The royalty is currently held by Osisko Gold Royalties Ltd (as to 1.5%), TRR Services UK Limited (as to 0.25%) and Elemental Royalties Limited (as to 0.25%).

While all three current royalty holders initially contested Base Titanium's interpretation of the royalty's scope, only Osisko Gold Royalties and TRR Services UK have taken formal steps to enforce their respective claimed rights and on March 13, 2023 commenced arbitration proceedings in the London Court of International Arbitration. The arbitral tribunal determined to only register the arbitration for Osisko Gold Royalties. Base Titanium objected to the jurisdiction of the arbitral tribunal to hear the dispute; however, this objection was dismissed by the arbitral tribunal on February 7, 2024. Base Titanium has appealed to the Ontario Superior Court to decide the matter of jurisdiction, to which Osisko Gold Royalties has bought a motion to stay. The motion to stay and the jurisdiction appeal will be heard together by the Ontario Court on October 25, 2024. In the interim, the arbitration timetable has been extended, with the hearing now slated for September 2025 (subject to the outcome of the Ontario Court proceedings).

At the time of writing, no formal legal proceedings have been commenced by either of the other two royalty holders. These claims should be time barred pursuant to applicable Ontario law.

Osisko Gold Royalties contends that the royalty is payable on all sales from the Kwale Special Mining Lease 23, as subsequently extended. In the arbitration proceedings, Osisko Gold Royalties has sought a declaration that Base Titanium be obliged to calculate and pay the royalty in this manner and, in the alternative, a declaration that Base Titanium be obliged to calculate and pay the royalty on all sales of minerals extracted from the Kwale Central Dune and South Dune, as they evolved over time. Management's position is that the royalty is only payable on sales from the Central and South Dune deposits, as they were defined at the time of Base Titanium's acquisition of the Kwale Project in 2010 (which was almost entirely within the 2010 SML).

The southern boundary of the 2010 SML has been extended subsequent to Base Titanium's acquisition of the project, and the Ore Reserves estimate had been increased, following extensional drilling programs, including the addition of the non-contiguous Mafisini deposit to the south. Base Titanium mined the South Dune deposit that sits outside the 2010 SML plus the Mafisini deposit from July 2021 to January 2024. In line with management's position on the royalty's scope, the royalty has not been paid on revenue derived from these areas.

Base Resources and Base Titanium have not publicly disclosed an estimate of any amount for this claim as a reliable estimate of the amount arising from any possible obligation is not considered possible. Base Titanium and Base Resources included the following contingent liability note in their respective accounts for FY24.

In connection with its acquisition of the Kwale Project in 2010, Base Titanium Limited granted a 2% royalty to third parties owning or having an interest in that project. There is a disagreement between Base Titanium Limited and one of the royalty holders, Osisko Gold Royalties Ltd (Osisko), which holds 75% of the 2% royalty (i.e. a 1.5% royalty) - specifically, whether, and the extent to which, the royalty applies outside the Kwale Special Mining Lease 23 as it existed at the time of the acquisition. Osisko has taken formal steps to enforce its claimed rights in respect of the royalty, which Base Titanium is opposing. The directors have not disclosed an estimate of any amount for this contingent liability as a reliable estimate of the amount arising from any possible obligation cannot be made at this stage.

Stevedoring Dispute with the Kenya Ports Authority

To operate its ship loading and jetty facility in Likoni ("Jetty Facility"), Base Titanium requires a Port Operating License issued by the Kenya Ports Authority ("KPA"). In March 2014, KPA granted Base Titanium a waiver to operate the Jetty Facility indefinitely until the formal license is approved by the KPA board of directors.

To date, the Port Operating License has not been finalized as KPA has refused to grant the license unless that license includes an obligation on Base Titanium to pay a $1/tonne stevedoring charge on exports from the Jetty Facility. Under applicable KPA tariffs, KPA may levy a $1/tonne charge for stevedoring services it provides. KPA sought to levy such charges shortly prior to Base Titanium's maiden shipment from the Jetty Facility, which was ultimately paid by Base Titanium under protest to ensure the vessel was permitted to sail.

Base Titanium objects to stevedoring charges being levied by KPA principally on the grounds that (i) Base Titanium's Jetty Facility is a private facility that was built entirely at Base Titanium's expense; and (ii) no such stevedoring services are either required of, or are being provided by, KPA and, therefore, a service charge in respect of stevedoring is not applicable and invalid.

In 2017, Base Titanium sought and obtained an injunction from the Kenyan High Court to compel KPA to provide necessary marine services to vessels berthing at the Jetty Facility ("2017 Ruling"). In conjunction, the parties entered consent orders to establish an escrow account where disputed charges are being held pending the final outcome of the dispute.

Base Titanium has sought resolution of the dispute through arbitration commenced in Kenya in February 2017 bought under the Kenya Ports Authority Act ("KPA Act"). Base Titanium has sought a declaration that KPA's levy of charges purportedly as stevedoring charges is illegal, a permanent injunction against KPA from imposing, levying, charging or in any manner whatsoever demanding stevedoring charges from Base Titanium or its agents or its performing vessels or their agents, a permanent injunction against KPA from unlawfully holding, restraining, detaining or in any way restricting Base Titanium’s shipments or otherwise withholding necessary marine services on purported account of stevedoring charges and a the total sum of USD $2,183,065, representing the sums levied directly upon Base Titanium and subsequently paid into the escrow account (as at the date of commencing the arbitration), any other additional sum that may be levied by KPA against Base Titanium on purported account of stevedoring charges, and interest.

It is Base Titanium's position that, pursuant to the KPA Act, arbitration is the appropriate forum for the dispute. KPA challenged the jurisdiction of the arbitrator to hear the dispute. In late 2019, the arbitrator ruled in favor of arbitration having jurisdiction. In early 2020, this ruling was appealed by KPA to the Kenyan High Court. In March 2022, the Kenyan High Court ruled in favor of Base Titanium upholding the arbitrator's finding that jurisdiction lay with the arbitrator. Although there is no statutory right of appeal, KPA filed a notice of appeal with the Kenyan Court of Appeal, although this appeal has not progressed. Separately, in February 2021, the KPA was successful in their Kenyan High Court bid to have the appointed arbitrator removed. Base Titanium and KPA were directed by the Kenyan High Court to seek appointment of a new arbitrator.

KPA separately appealed the 2017 Ruling, with the appeal heard by the Kenyan Court of Appeal in November 2022. In April 2023, the Kenyan Court of Appeal dismissed KPA's appeal, paving the way for Base Titanium to seek appointment of a new arbitrator. Base Titanium has not yet sought the appointment of a new arbitrator pending the outcome of discussions between the parties.

In June 2023, Base Titanium re-engaged with the KPA to discuss the applicability of the stevedoring charges and explore the prospects of an agreed resolution. Base Titanium wrote to the KPA in July 2023 with the same "package proposal" first put to them in 2019, which was considered a reasonable position for both parties. KPA rejected this proposal in November 2023. In May 2024, Base Titanium provided a renewed proposal. No formal response has been received from KPA to the May 2024 proposal, however KPA rejected this proposal in recent meetings. While KPA is expected to formally respond in the coming weeks (possibly with a counter proposal), the prospects of reaching an agreed resolution are considered low. Base Titanium will likely need to recommence formal dispute resolution proceedings through arbitration.

As at the time of writing, the amount in dispute is approximately $4.6 million (with $1.4 million previously paid, and approximately $3.2 million held in the escrow account).

Mivumoni B Village

On March 18, 2021, a local landholder, Michael Kiswili (on his own behalf and on behalf of 65 others (collectively, the "Petitioners")) filed a petition against Base Titanium in the Environment and Land Court at Mombasa alleging failings in the Environmental Impact Assessment process for the Kwale Project, excessive noise and air pollution from dust and adverse consequences of contaminated water allegedly caused by Base Titanium's operations. Base Titanium denies that it has committed the alleged violations or breaches, with no substantive evidence adduced supporting the claims. Base Titanium conducts its operations in compliance with its Environmental Impact Assessment License and Environmental and Social Management Plan. Base Titanium has a valid and subsisting license issued by the National Environmental Management Authority. The Petitioners have sought a declaration that the Petitioners' rights to a clean and healthy environment have been denied and continue to be violated, a declaration that the Petitioners have a right of redress under Article 162(2)(b) of the Kenyan Constitution as read with section 12(2)(a), (e)(3) and (7) of the Environment and Land Court Act, issue of an environmental restoration order against Base Titanium, an order to compel the Kenyan National Environment Management Authority to revoke the Environmental Impact Assessment License and mining license issued Base Titanium.

Base Titanium raised a preliminary objection challenging the jurisdiction of the Environment and Land Court at first instance, on the basis that the proper procedure for raising grievances specified in the Mining Act 2016 had not been followed which requires grievances with respect to mining operations to be first raised with the Cabinet Secretary for Mining, Blue Economy and Maritime Affairs. The Court dismissed Base Titanium's application by way of ruling dated February 10, 2022. Base Titanium is pursuing an appeal, with Base Titanium filing its written appeal submissions on October 2, 2024. The respondents have twenty-one days from the date of service of Base Titanium's submissions to file responding submissions. The Kenyan Court of Appeal will subsequently fix a hearing date. The primary case has been stayed, pending Base Titanium's appeal.

The Company does not consider this action to have any merit. The Company therefore does not believe, at this time, that this action will materially impact the Company's financial position, results of operations or cash flows.

Mchingirini Residents

On July 18, 2023, former local landholders filed a petition with the Kenyan Environment and Land Court alleging they were the registered and beneficial owners of suit properties in the Mchingirini area, which form part of Special Mining Lease 23, that their prior relocation and resettlement was unlawful and that the compensation paid was inadequate on the basis of an alleged understanding that there were no minerals on the suit properties. The former local landholders have sought a declaration to this effect and that Base Titanium pay an additional KSH 360,000 per acre (representing the difference between the compensation paid by Base Titanium to the local landholders and the compensation paid to other local landholders for resettlements undertaken in 2021) and interest on this amount at 20% per annum.

In 2015 and 2016, following negotiations between the parties, agreements were reached to have the plaintiffs relocated from the suit properties. Pursuant to the said agreements, the plaintiffs were relocated, and compensation was paid by Base Titanium. In turn, the plaintiffs surrendered their title deeds to Base Titanium and transfer instruments were executed.

Base Titanium has raised a preliminary objection challenging jurisdiction on the basis that the proper procedure for raising grievances specified in the Mining Act 2016 has not been followed. This objection was dismissed by the Environment and Land Court by way of ruling on April 12, 2024. Being aggrieved by this ruling, Base Titanium is pursuing an appeal. Appeal dates are yet to be set. Base Titanium has sought a stay of the original proceedings, which is due for ruling on November 12, 2024.

Pending the outcome of the appeal, Base Titanium will defend the allegations primarily on the basis that the relocation arrangements and amounts were agreed through a proper process in 2015 and 2016 and were valid, binding and enforceable and were otherwise reasonable. The fact that Base Titanium has agreed higher rates for subsequent relocations many years later is not relevant. It is also not relevant to negotiations whether or not economically recoverable minerals were present on the suit land, as under the Constitution all minerals are considered public land that vests in and shall be held by the national government in trust for the people of Kenya.

The Company does not consider this action to have any merit. The Company therefore does not believe, at this time, that this action will materially impact the Company's financial position, results of operations or cash flows.

EXHIBITS

Exhibit No.	Description
21.1	An organizational chart showing Energy Fuels Inc.'s direct and indirect subsidiaries
23.1	Consent of Ian Reudavey
23.2	Consent of Daniel Kapostasy
23.3	Consent of Scott Carruthers
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

October 16, 2024	By: /s/ David C. Frydenlund
David C. Frydenlund
Executive Vice President, Chief Legal Officer and Corporate Secretary